Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
AOL INC.,
CLARITY ACQUISITION CORPORATION,
CONVERTRO, INC.
and
FORTIS ADVISORS LLC
Dated as of May 6, 2014

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of May 6, 2014 (this “Agreement”), is by and among AOL, Inc., a Delaware corporation (the “Parent”), Clarity Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Parent (“Merger Sub”), Convertro, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the initial Securityholder Representative hereunder.
RECITALS
WHEREAS, the Board of Directors of the Company has (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) and the other transactions contemplated hereby would be advisable and fair to, and in the best interests of, the holders of the Company’s Common Stock (the “Stockholders”) and the holders of the Company’s Preferred Stock (the “Preferred Stockholders,” and together with the Stockholders, the “Holders”), (ii) approved and declared advisable the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the General Corporation Law of the State of Delaware (“Delaware Law”) and the California Corporation Code (“California Law”) and (iii) resolved to recommend that the Holders approve and adopt this Agreement and approve each of the transactions contemplated hereby, including the Merger;
WHEREAS, on or prior to the date of this Agreement, and as a condition to the entry of the Parent into this Agreement: (a) each of the Key Individuals listed on Schedule 1.3(a)(i) has (1) accepted an offer of employment with the Parent or its Subsidiaries on terms and conditions set forth in an Offer Letter; and (2) executed and delivered to the Parent an Offer Letter, a Non-Compete and Non-Solicit Agreement and a CIA Agreement to be effective upon consummation of the Merger; (b) the Key Individual listed on Schedule 1.3(a)(ii) has executed and delivered to the Parent a Consulting Document; (c) seventy percent (70%) of the Key Individuals listed on Schedule 1.3(b)(i) and Schedule 1.3(b)(ii) has (1) accepted an offer of employment with the Parent or its Subsidiaries on terms and conditions set forth in an Offer Letter, and (2) executed and delivered to the Parent an Offer Letter and a CIA Agreement, and (3) with respect to Key Individuals listed on Schedule 1.3(b)(ii), a Non-Compete and Non-Solicit Agreement, each to be effective upon consummation of the Merger; (d) each of the Key Individuals listed on Schedule 1.3(a)(i), Schedule 1.3(a)(ii), Schedule 1.3(b)(i) and Schedule 1.3(b)(ii) who is a resident of the United States shall have satisfied a reasonable and customary background check satisfactory to Parent; and (e) the Specified Employee has entered into the Specified Employee Non-Compete and Non-Solicitation Agreement; and
WHEREAS, promptly following the execution and delivery of this Agreement, the Company will deliver to the Parent and Merger Sub written consents of those certain Stockholders set forth on Schedule 1.1 hereto and those certain Preferred Stockholders set forth on Schedule 1.2 hereto, in substantially the form attached hereto as Exhibit A (the “Written Consents”), which shall together be sufficient to approve and adopt this

Agreement and approve each of the transactions contemplated hereby, including the Merger, in accordance with the Constituent Documents, Delaware Law and California Law.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms. For purposes of this Agreement:
“102 Options” means the Options granted under Section 102 of the Israeli Tax Ordinance.
“102 Trustee” means the trustee appointed by the Israeli Subsidiary in accordance with the provisions of ITA, and approved by the Israeli Tax Authority, with respect to 102 Options, or the trustee which may be appointed by the Parent or any of its Subsidiaries to serve as of the Closing as the trustee with respect to the receipt of the Merger Consideration for the holders of 102 Options.
“102 Trust Period” means the minimum trust period required by the capital gains track of Section 102(b)(2) of the Israeli Tax Ordinance.
“Action” means any action, suit, formal inquiry, proceeding, audit, investigation, reissue, reexamination, interference, opposition, cancellation or Internet domain name dispute resolution by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding before any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Aggregate Option and Warrant Exercise Price” means the aggregate cash exercise price payable upon the exercise in full of (i) all Closing Options and Unvested Options held by Continuing Individuals outstanding as of immediately prior to the Effective Time and (ii) the vested portion of the Warrant.
“Ancillary Agreements” means the Escrow Agreement, the Written Consents, the Disclosure Schedules, the Employment Documents and the Consulting Document.
“Average Parent Stock Price” means the VWAP price per share of the Parent Common Stock for the period of 10 consecutive trading days ending on the second full trading day prior to the Effective Time.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York or the City of Los Angeles.
“Cash” means, as at a specified date, the aggregate amount of all cash, cash equivalents, restricted cash and investments of the Company and its Subsidiaries required to be reflected as such on a consolidated balance sheet of the Company and its Subsidiaries as of such date prepared in accordance with GAAP.
“CIA Agreement” means the Confidentiality and Invention Assignment Agreement of the Parent, including Parent’s standard non-solicitation and confidentiality obligations.
“Clarity Business Unit” means a separate business unit of the Buyer, Parent or any of its Affiliates that may be established to operate the business of the Surviving Corporation after the Closing Date.
“Closing Enterprise Value” means $91,000,000.
“Closing Escrow Amount” means an amount equal to $9,100,000.
“Closing Merger Consideration” means (i) the Closing Enterprise Value, plus (ii) the Estimated Cash, plus (iii) the Aggregate Option and Warrant Exercise Price, plus (iv) the Estimated Pass-Through Amount, minus (v) the Estimated Indebtedness, minus (vi) the Closing Escrow Amount, minus (vii) the Estimated Transaction Expenses, minus (viii) the Expense Fund.
“Closing Cash Merger Consideration” means (i) the Closing Enterprise Value, plus (ii) the Estimated Cash, plus (iii) the Aggregate Option and Warrant Exercise Price, plus (iv) the Estimated Pass-Through Amount, minus (v) the Estimated Indebtedness, minus (vi) the Closing Escrow Amount, minus (vii) the Estimated Transaction Expenses, minus (viii) the Expense Fund, minus (ix) the Aggregate Converted Option Restricted Share Value.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock, par value $0.001, of the Company.
“Company Holder Approval” means the delivery of Written Consents sufficient to approve and adopt this Agreement and approve each of the transactions contemplated hereby, including the Merger, by (i) the Holders of a majority of the outstanding Shares of Common Stock and the outstanding Share of Preferred Stock, voting as a single class on an as-converted basis, and (ii) the Holders of a majority of the outstanding Shares of Preferred Stock, voting together as a single class on an as-converted basis.

“Consideration Pro Rata Percentage” means, with respect to any Holder, Optionholder or Warrantholder, a ratio (expressed as a percentage) equal to (i) the amount of Gross Closing Merger Consideration attributable to such Holder, Optionholder or Warrantholder (which, for the avoidance of doubt, shall not include, in the case of any Optionholder or Warrantholder, such Optionholder’s or Warrantholder’s portion of the Aggregate Option and Warrant Exercise Price) divided by (ii) (A) the Gross Closing Merger Consideration minus (B) the Aggregate Option and Warrant Exercise Price minus (C) the Aggregate Converted Option Restricted Share Value.
“Constituent Documents” means the Company’s Amended and Restated Certificate of Incorporation, dated as of November 19, 2012, as amended by the Certificate of Amendment of the Amended and Restated Certificate of Incorporation, dated as of February 22, 2013 (as amended, the “Charter”), and the Company’s Bylaws, dated as of September 24, 2009.
“Consulting Document” means with respect to the Key Individual listed on Schedule 1.3(a)(ii) a Professional Services Agreement by and between such Key Individual and the Parent to be effective upon consummation of the Merger.
“Converted Restricted Share” means an unvested share of common stock of Parent.
“Contract” means any legally binding contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.
“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“delivered” or “made available” means, with respect to any statement in Article II of this Agreement to the effect that any such information, document or other material has been “delivered” to the Parent or its Representatives, that such information, document or material was (i) available for review by the Parent or its Representatives in the virtual data room set up by Dropbox.com in connection with this Agreement or (ii) delivered to the Parent or its Representatives in the manner described in Section 10.5 of this Agreement.
“Earn-Out Fully Diluted Share Number” means (i) the aggregate number of Shares (other than Cancelled Shares and, with respect to the Preferred Stock, on an as-converted basis) outstanding as of immediately prior to the Effective Time, plus (ii) the aggregate number of Shares issuable upon the exercise in full of all Closing Options, plus (iii) the aggregate number of Shares issuable upon the exercise of the vested portion of the

Warrant at the Effective Time after giving effect to any acceleration thereunder in connection with the Merger.
“Earn-Out Pro Rata Percentage” means, for any Holder, Optionholder or Warrantholder, a ratio (expressed as a percentage) equal to (i) (A) with respect to any Holder, the number of Shares (other than Cancelled Shares and, with respect to the Preferred Stock, on an as-converted basis) held by such Holder immediately prior to the Effective Time, (B) with respect to any Optionholder, the number of Shares issuable upon the exercise in full of all Closing Options held by such Holder immediately prior to the Effective Time and (C) with respect to the Warrantholder, and the number of Shares issuable upon the exercise of the vested portion of the Warrant at the Effective Time after giving effect to any acceleration thereunder in connection with the Merger, divided by (ii) the Earn-Out Fully Diluted Share Number.
“Employee Optionholder” means an Optionholder who is, as of immediately prior to the Effective Time, or ever has been an employee of the Company or any of its Subsidiaries.
“Employment Documents” means (a) with respect to each Key Individual listed on Schedule 1.3(a)(i), an Offer Letter, a Non-Compete and Non-Solicit Agreement and a CIA Agreement by and between each such Key Individual and the Parent or its Subsidiaries; (b) with respect to each Key Individual listed on Schedule 1.3(b)(i), an Offer Letter and a CIA Agreement by and between each such Key Individual and the Parent or its Subsidiaries and (c) with respect to each Key Individual listed on Schedule 1.3(b)(ii), an Offer Letter, a Non-Compete and Non-Solicit Agreement and a CIA Agreement by and between each such Key Individual and the Parent or its Subsidiaries; all such letters and agreements, in all cases, to be effective upon the consummation of the Merger.
“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, license on Intellectual Property (except for non-exclusive licenses to Intellectual Property licensed in the ordinary course of business) under fair, reasonable and non-discriminatory terms (or similar terms) pursuant to membership in or association with a standard setting organization, option, pledge, security interest, easement, encroachment, right of first refusal of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Escrow Agent” means JPMorgan Chase Bank, N.A., or its successor under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement to be entered into by the Parent, the Securityholder Representative and the Escrow Agent, substantially in the form of Exhibit B.
“Escrow Amount” means an amount equal to the Closing Escrow Amount plus any Earn-Out Holdback amounts contributed to the Escrow Fund pursuant to Schedule 2.16(B).

“Escrow Fund” means the Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in the Escrow Agreement and Schedule 2.16(B), including any remaining interest or other amounts earned thereon.
“Escrow Pro Rata Percentage” means, with respect to any Holder, Optionholder or Warrantholder, at the relevant time of determination, a ratio (expressed as a percentage) equal to (i) such Holder’s, Optionholder’s or Warrantholder’s contribution to the Escrow Fund in accordance with the terms of this Agreement at such time divided by (ii) the Escrow Amount at such time.
“Expense Fund” means a dollar amount equal to $200,000.
“Final Merger Consideration” means (i) the Closing Enterprise Value, plus (ii) the Closing Cash, plus (iii) the Aggregate Option and Warrant Exercise Price, plus (iv)the Closing Pass-Through Amount, minus (v) the Closing Indebtedness, minus (vi) the Closing Escrow Amount, minus (vii) the Closing Transaction Expenses, minus (viii) the Expense Fund.
“Fraud” shall mean fraud under Delaware law (including the requisite elements of (i) false representation, usually one of fact, (ii) knowledge or belief that the representation was false, (iii) intention to induce the claimant to act or refrain from acting, (iv) the claimant’s action or inaction was taken in justifiable reliance upon the representation, and (v) the claimant was damaged by such reliance).
“Fully Diluted Share Number” means (i) the aggregate number of Shares (other than Cancelled Shares and, with respect to the Preferred Stock, on an as-converted basis) outstanding as of immediately prior to the Effective Time, plus (ii) the aggregate number of Shares issuable upon the exercise in full of all Closing Options and Unvested Options held by Continuing Individuals outstanding as of immediately prior to the Effective Time, plus (iii) the aggregate number of Shares issuable upon the exercise of the vested portion of the Warrant at the Effective Time after giving effect to any acceleration thereunder in connection with the Merger.
“Funded Indebtedness” means, as at a specified date, (i) any amounts due under Schedule 3.17(a)(ii) of the Disclosure Schedules; (ii) all other indebtedness for borrowed money of, or incurred on behalf of, the Company and its Subsidiaries, including pursuant to personal credit cards and including amounts paid by employees of the Company for marketing and support services on behalf of the Pass-Through Partner that, prior to the Closing Date, were not reimbursed by the Company, and all obligations evidenced by notes, bonds, debentures or other similar interests; (iii) all liabilities and amounts owed by the Company or any of its Subsidiaries in respect of the acceleration, termination, cancellation or prepayment of indebtedness for borrowed money; and (iv) any accrued and unpaid interest on the foregoing items.
“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof and, where used herein with respect to the

Company, consistent with the Company’s historical accounting practices, so long as in accordance with United States generally accepted accounting principles and practices as in effect on the date hereof.
“Governmental Authority” means any United States, Israeli or other non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).
“Gross Closing Merger Consideration” means (i) the Closing Enterprise Value, plus (ii) the Estimated Cash, plus (iii) the Aggregate Option and Warrant Exercise Price, plus (iv) the Estimated Pass-Through Amount, minus (iv) the Estimated Indebtedness, minus (v) the unpaid Estimated Transaction Expenses.
“Gross Per Share Closing Merger Consideration” means (i) the Gross Closing Merger Consideration divided by (ii) the Fully Diluted Share Number.
“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents and children, or any other relative of such Person that shares such Person’s home.
“Institutional Investors” means Bessemer Venture Partners VII Institutional L.P., Bessemer Venture Partners VII L.P., BVP Special Opportunity Fund L.P., DAG Ventures V, L.P., DAG Ventures V, L.P., DAG Ventures V-QP, L.P., DAG Ventures V-QP, L.P., MHS Capital Partners and MHS Capital Principals.
“Intellectual Property” means all United States and foreign intellectual property, including (i) trademarks, service marks, trade names, URLs, social media user names, Internet domain names, slogans, logos, trade dresses and other source indicators, and all applications and registrations for all of the foregoing, including all extensions, modifications and renewals thereof, together with all goodwill related to the foregoing; (ii) works of authorship, copyrights and copyrightable works (including Products and advertising and promotional material), including all translations, adaptations, derivations, and combinations thereof and all registrations and applications for all of the foregoing, including all renewals, extensions, restorations and reversions thereof; (iii) patents, discoveries, inventions and technology, including divisions, continuations, continuations-in-part, renewals, extensions and reissues thereof and all applications for each of the foregoing; (iv) trade secrets, know how, processes, formulae, techniques, technical data, designs, drawings, specifications, customer and supplier lists, databases, pricing and cost information, business and marketing plans and proposals and other proprietary and confidential information; (v) all recordings, disclosures, foreign counterparts, and other legal protections and rights related to the items described in any of clauses (i) through (iv); (vi) all other proprietary rights; and (vii) all copies and tangible embodiments of any of the foregoing, in each instance in whatever form or medium.

“Israeli Benefit Plan” means each employee benefit plan established, maintained, contributed to or required to be established, maintained or contributed to by the Company or its or any of its Subsidiaries under Israeli Law, pursuant to which any current or former employee or director of the Company or any of its Subsidiaries who is resident in Israel has any current or future right to benefits, including, without limitation, Manager’s Insurance (Bituach Menahalim) or other provident or pension funds (including education fund) which are not government-mandated but were set up by the Company or its Subsidiary, whether or not satisfying Company’s legal obligation to pay statutory severance pay under the Israeli Severance Pay Law, 5723-1963.
“Israeli Resident” means a person/entity qualified as an Israeli resident under the Israeli Tax Ordinance and any person who has failed to provide to the Parent by the time of submission of a letter of transmittal pursuant to Section 2.10 with a declaration that it is not an Israeli Resident, in a form annexed to the letter of transmittal.
“Israeli Subsidiary” means Convertro Israel C.I. Ltd., the wholly owned Israeli subsidiary of the Company.
“Israeli Tax Ordinance” or “ITO” means the Israeli Income Tax Ordinance (New Version), 1961.
“ITA” means the Israeli Tax Authorities.
“Key Individuals” means the employees, consultants, officers and directors of the Company or its Subsidiaries listed on Schedules 1.3(a)(i) and 1.3(a)(ii) and Schedules 1.3(b)(i) and 1.3(b)(ii) hereto.
“knowledge,” means the actual knowledge of Jeff Zwelling, David Feldman, Steve Bardack, Bennett Surajat, Timothy Yarbrough, Yaniv Shalev and David Perez.
“Law” means any statute, law, ordinance, regulation, rule, code, executive order, or any injunction, judgment, decree or order in which the party in question is a named party, in each case of any Governmental Authority.
“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, in each case which the Company or any of its Subsidiaries has a right or option to use or occupy, and all easements, rights and appurtenances relating to the foregoing.
“Material Adverse Effect” means any event, change, occurrence, effect or state of facts (i) that is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of the

Company to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Agreements to which the Company is a party or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, Material Adverse Effect shall not include any event, change, occurrence, effect or state of facts to the extent resulting from or arising out of (A) changes in the general economy or changes generally affecting the industries in which the Company operates or the financial, debt, credit or securities markets in the United States or elsewhere, (B) political conditions, acts of war, acts of terrorism or natural disasters or other force majeure events, (C) changes in Law or GAAP or the interpretation or enforcement of any of the foregoing, (D) the announcement, pendency or consummation of the transactions contemplated by this Agreement, including any loss of employees or customers or any disruption in supplier, distributor, partner or similar relationships, (E) compliance with the terms of this Agreement, (F) any failure to meet financial projections, estimates or forecasts for any period (provided, that the underlying cause of such failure may, to the extent applicable, be considered in determining whether there is a Material Adverse Effect) or (G) any matter set forth on the Disclosure Schedules solely to the extent of the facts and circumstances with respect to such matter actually disclosed to the Parent as of the date hereof, except to the extent that any event, change, circumstance, occurrence, effect or state of facts resulting from or arising out of the matters described in clauses (A) and (C) is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the industries and geographies in which the Company conducts business (in which case, only the extent of such disproportionate impact (if any) shall be taken into account when determining whether there is a Material Adverse Effect).
“Merger Consideration” means (i) the Closing Merger Consideration, subject to adjustment in accordance with Section 2.13, plus (ii) any amounts paid to the Holders, Optionholders and Warrantholder out of the Escrow Fund, plus (iii) any amounts paid to the Holders, Optionholders and Warrantholder out of the Expense Fund, plus (iv) any portion of the Earn-Out Amount paid to the Holders, Optionholders and Warrantholder, if any.
“Non-Compete and Non-Solicit Agreement” means an agreement by and between the Parent and a Key Individual listed on Schedule 1.3(a)(i) or Schedule 1.3(b)(ii), entered into herewith and effective as of the Closing, prohibiting such Key Individual from (i) competing with the Surviving Corporation’s business from the Closing Date until the 30-month anniversary of the Closing Date and (ii) soliciting the Surviving Corporation’s employees from the Closing Date until the later of (A) the 30-month anniversary of the Closing Date and (B) the one year anniversary of the termination of such Key Individual’s employment with the Parent or its Subsidiaries, in each case in accordance with the terms and subject to the conditions set forth therein.
“Non-Employee Optionholder” means an Optionholder who or that was never an employee of the Company or any of its Subsidiaries.

“Offer Letter” means a letter to a Key Individual outlining the terms of continuing employment offered to, and accepted by, such Key Individual as of the date of herewith to be effective upon, and following consummation of, the Merger.
“Option” means each outstanding right to purchase a single share of Common Stock issued under the Option Plan for a fixed price per share of Common Stock.
“Option Plan” means the Company’s “2009 Equity Incentive Plan”, including the “2012 Israeli Sub Plan (For Israeli Residents Only)”.
“Other Indebtedness” means, with respect to, of, or incurred on behalf of, the Company and its Subsidiaries, (i) all liabilities upon which interest charges are customarily paid (excluding, for the avoidance of doubt, trade payables and accrued liabilities incurred in the ordinary course of business consistent with past practice and any Funded Indebtedness); (ii) the amount capitalized under GAAP as liabilities as lessee under capitalized leases; (iii) any liability of or owed by the Company or any of its Subsidiaries for the deferred and unpaid purchase price of property, assets or services (which, for the avoidance of doubt, shall not include deferred revenue); (iv) all amounts drawn under surety bonds, letters of credit or similar obligations; and (v) any accrued and unpaid interest on the foregoing items.
“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
“Parent Common Stock” means the common stock, par value $0.01, of the Parent.
“Pass-Through Amount” means the amounts incurred by the Company or by employees of the Company (whether repaid or reimbursed by the Company prior to the Closing Date or not) for marketing support and services on behalf of the Pass-Through Partner that were not reimbursed by the Pass-Through Partner as of the Closing Date; provided, that the “Pass-Through Amount,” as determined as of the Adjustment Date shall include only the portion thereof that has been reimbursed by the Pass-Through Partner to Parent or the Company as of the Adjustment Date.
“Pass-Through Partner” has the meaning set forth on Schedule 1.6.
“Permanent Disability” shall have the meaning ascribed to such term in the Parent’s long-term disability plan or policy, as in effect from time to time.
“Permitted Encumbrances” means (i) statutory liens for Taxes that are not yet due and payable; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (v) with respect to Company securities, any restrictions on transfer imposed by applicable federal and state securities laws; and (vi) such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Post-Closing Tax Period” means a Tax period ending after the Closing Date.
“Potential 280G Benefits” means any potential payments or benefits that may be made or provided to any Person who, with respect to the Company, is a “disqualified individual” (as such term is defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement which could constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).
“Pre-Closing Tax Period” means a Tax period ending on or before the Closing Date.
“Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock.
“Products” means any and all Websites, Software, Systems, products or service offerings owned or operated by the Company and sold, licensed or made available by the Company to the Company’s customers or users (and any and all updates and modifications with respect thereto under development on or prior to the date hereof) and any and all material Websites, Software, Systems, products or services offered by the Company on or prior to the date hereof, as set forth in Section 3.14(b).
“Promised Options” means all rights to purchase Common Stock to be issued under the Option Plan for a fixed price per share of Common Stock that were promised to be granted to employees of the Company and its Subsidiaries hired after February 4, 2014.
“Registered” means issued, registered, renewed or the subject of a pending application.
“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person; (ii) any Person who serves or within the past three years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding voting equity or ownership interests of such specified Person.
“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.
“Restricted Stock” means any restricted share of Common Stock issued under a Stock Restriction Agreement.
“Return” means any return, declaration, report, election, claim for refund, statement, information statement or return and other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any related or supporting schedule, statement, information or attachment thereto and including any amendment thereof or supplement thereto.
“SA Agreement” has the meaning set forth on Schedule 1.7.
“SA IP” has the meaning set forth on Schedule 1.7.
“SA Plan” has the meaning set forth on Schedule 1.7.
“SA Prior System” has the meaning set forth on Schedule 1.7.
“SA System” has the meaning set forth on Schedule 1.7.
“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.
“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.001 per share, of the Company.
“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.
“Specified Employee” means the individual set forth on Schedule 1.4.
“Specified Employee Non-Compete and Non-Solicit Agreement” means an agreement by and between the Parent and the Specified Employee, to be entered into concurrently herewith and effective as of the Closing, prohibiting the Specified Employee from (i) competing with the Surviving Corporation’s business from the Closing Date until the one year anniversary of the Closing Date and (ii) soliciting the Surviving Corporation’s employees from the Closing Date until the later of (A) the one year anniversary of the

Closing Date and (B) the one year anniversary of the termination of the Specified Employee’s employment with the Parent or its Subsidiaries, in each case in accordance with the terms and subject to the conditions set forth therein.
“Specified Employee Services Agreement” means all agreements between the Company or any of its Subsidiaries, on the one hand, and the Specified Employee, on the other hand, pursuant to which the Company or any of its Subsidiaries owe the Specified Employee any amounts in connection with the consummation of the transactions contemplated hereby.
“Stock Restriction Agreement” means a Stock Restriction Agreement or similar agreement entered into between the Company and any Holder.
“Straddle Period” means a Tax period of the Company that includes (but does not end on) the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.
“Systems” means servers, hardware systems, databases, circuits, networks, data processing, account management, inventory management, and other computer, communications and telecommunications assets and equipment.
“Tax” or “Taxes” means: (i) all federal, state, local, foreign (including Israeli) and other income, net income, gross income, gross receipts, estimated, add-on minimum, sales, use, ad valorem, transfer, franchise, profits, registration, service, service use, withholding, payroll, employment, unemployment, social security, welfare, workers’ compensation, disability, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, levies, tariff, impost, escheat or other taxes, fees, assessments or charges of any kind whatsoever in the nature of taxes (including any amounts resulting from the failure to file any Return) imposed by a Governmental Authority, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person; provided, however, Taxes shall not include any employer taxes relating to the consideration payable in respect of Closing Options in connection with the Merger.
“Technology License Agreement” means agreement set forth on Schedule 1.8.
“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Company or any of its Subsidiaries or any Person that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the process of selling the Company or the negotiation, preparation or execution of this Agreement, the Ancillary Agreements to which the Company is a party, the performance or consummation of the transactions contemplated hereby or thereby, including (a) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; (b) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of third parties on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby; (c) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby, provided, however, that with respect to fees and expenses incurred by the Company pursuant to the Specified Employee Services Agreement, such amounts shall be limited to amounts payable upon the Closing and not, for the avoidance of doubt, amounts payable upon termination of the Escrow Fund or pursuant to Schedule 2.16; (d) any change of control bonuses or similar payments to employees, officers, directors, contractors and other service providers of the Company, including pursuant to the Specified Employee Services Agreement, payable as a result of the consummation of the transactions contemplated hereby, whether or not currently payable; (e) any customary severance related payment obligations, consistent with the past practice of the Company, with respect to employees terminated prior to the Closing; (f) all fees and expenses of Nextage Trustee Services Ltd. for services in connection with this Agreement; and (g) all fees and expenses in connection with the purchase of the Tail Policy.
“Unvested Option” means an Option that is not a Closing Option as of immediately prior to the Effective Time.
“Vested Option” means an Option that is vested as of immediately prior to the Effective Time (including, after giving effect to any acceleration provided under the terms of such Option to the extent such acceleration will be triggered as of the Closing).
“VWAP” per share of Parent Common Stock means the per share volume weighted average price as displayed under the heading Bloomberg VWAP on the Bloomberg page “AOL US” (or if Bloomberg ceases to publish such price, any successor service mutually chosen by the Parent and the Company) in respect of the period from the open of trading on the relevant trading day at the start of a measurement period until the close of trading on the relevant trading day at the end of a measurement period.
“Warrant” means the Common Stock Purchase Warrant, dated as of November 18, 2013, by and between the Company and the Warrantholder.
“Warrantholder” means the entity set forth on Schedule 1.5 hereto.
“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software owned or licensed by the Company and used in the operation of and maintenance thereof, and all documentation, ASP, HTML,

DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.
Section 1.2    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Acquisition Proposal	5
Adjustment Date	2.13(a)
Advisory Group	2.15(b)
Aggregate Closing Option Consideration	2.9(b)
Aggregate Closing Share Consideration	2.7(a)
Aggregate Converted Option Restricted Share Value	2.9(e)
Agreement	Preamble
Applicable Accounting Principles	2
Balance Sheet	3.6(b)
Bonus Plan	5.9(g)
California Law	Recitals
Cancelled Shares	2.7(c)
Certificate of Merger	2.2(b)
Certificates	2.10(b)
Charter	1
Closing	2.2(a)
Closing Cash	2.13(a)
Closing Date	2.2(a)
Closing Indebtedness	2.13(a)
Closing Option Consideration	2.9(b)
Closing Pass-Through Amount	2.13(a)
Closing Share Consideration	2.7(a)
Closing Transaction Expenses	2.13(a)
Closing Warrant Consideration	2.9(h)
COBRA Coverage	3.10(f)
Company	Preamble
Company Holders Meeting	3
Company Indemnified Parties	5.14(a)
Company Indemnifying Parties	8.2(a)
Confidentiality Agreement	5
Consideration Schedule	2
Continuing Employees	5.9(a)
Continuing Individuals	5.9(a)
Debt Payoff Letter	7.3(e)
Delaware Law	Recitals

Developed	3.16(v)
Disclosure Schedules	Article III
Dissenting Shares	3
Effective Time	2.2(b)
Employee Plans	3.10(a)
Environmental Laws	3.16(d)
Environmental Permits	3.16(d)
ERISA	3.10(a)
ERISA Affiliates	3.10(a)
Estimated Cash	2
Estimated Indebtedness	2
Estimated Pass-Through Amount	2
Estimated Transaction Expenses	2
Final Closing Statement	2.13(a)
Financial Statements	3.6(a)
Fundamental Claims	8.5(a)
Fundamental Representations	8
Hazardous Substances	3.16(d)
Holders	Recitals
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Independent Accounting Firm	2.13(c)
Information Statement	3
Infringe	3.14(f)(i)
Interim Financial Statements	3.6(a)
Interim Options Tax Ruling	5.15(b)
IRS	3.10(c)
Israeli 102 Tax Ruling	5.15(a)
Israeli Funds Ruling	5.15(a)
Israeli Severance Pay Law	3.11(l)
Israeli Tax Certificate	2.14(b)
Losses	8.2(a)
Material Contracts	3.17(a)
Merger	Recitals
Merger Sub	Preamble
Net Adjustment Amount	2.13(f)
Non-Personal Information	3.21(a)
Notice of Disagreement	2.13(b)
OCS	3.14(l)
Open Source License	3.14(h)
Option Consideration	2.9(b)
Optionholder	2.9(b), 2.9(b)

Optionholders	2.9(b)
Parent	Preamble
Parent Indemnified Party	8.5(b)
Paying and Exchange Agent	2.10(a)
Permits	3.8(b)
Personal Information	3.21(a)
Preferred Stockholders	Recitals
Preliminary Closing Statement	2
Privacy Laws	3.21(a)
Representative Expenses	2.15(b)
Representative Group	2.15(b)
SEC	5
SEC Filings	5
Second Anniversary Option	2.9(a)
Section 14 Arrangement	3.11(l)
Securityholder Representative	2.15(a)
Seller Group	10
Share Consideration	2.7(a)
Shares	3
Specified Employee Release Amounts	8.7(b)
Stockholders	Recitals
Surviving Corporation	2
Tail Policy	5.14(b)
Third Party Claim	8.4(a)
Title IV Plan	3.10(e)
Transaction Expenses Payoff Instructions	7.3(f)
Transfer Taxes	6
WARN	3.11(k), 3.11(d)
Warrant Consideration	2.9(h)
Written Consents	Recitals

ARTICLE II
THE MERGER
Section 2.1    The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with Delaware Law, Merger Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Merger Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of the Parent and (c) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the

Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.
Section 2.2    Closing; Effective Time.
(a)    The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, at 10:00 a.m., New York time, as soon as reasonably practicable, but no later than the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the parties mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”
(b)    As soon as practicable on the Closing Date, the parties shall cause a certificate of merger to be executed and the Parent shall file such certificate with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of Delaware Law. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”
Section 2.3    Effects of the Merger. The Merger shall have the effects provided for in this Agreement and in the applicable provisions of Delaware Law.
Section 2.4    Certificate of Incorporation and Bylaws.
(a)    At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to contain the provisions of the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.
(b)    At the Effective Time, and without any further action on the part of the Company or the Merger Sub, the bylaws of the Company shall be amended and restated in their entirety to contain the provisions of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.
Section 2.5    Directors; Officers. From and after the Effective Time, (a) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of Merger Sub serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
Section 2.6    Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
Section 2.7    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of the Parent, Merger Sub, the Company or any holder of any shares of Common Stock or Preferred Stock (collectively, the “Shares”) or any shares of capital stock of Merger Sub:
(a)    Each (i) Share of Series A Preferred Stock and Series B Preferred Stock shall, pursuant to and in accordance with Section 4 of Article V of the Charter, be deemed to have converted (regardless of whether the holder of such Shares of Series A Preferred Stock and/or Series B Preferred Stock actually converted such Shares) into shares of Common Stock and (ii) Share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares, but after giving effect to the conversion of the Preferred Stock set forth above and the acceleration of Restricted Stock described in Section 2.9(e) below) shall be converted into the right to receive the Gross Per Share Closing Merger Consideration, in cash, without interest, less any amounts that must be contributed in respect of such Share of Common Stock into the Escrow Fund or Expense Fund in accordance with such Holder’s Consideration Pro Rata Percentage (rounded to the nearest cent) as provided in this Agreement and the Escrow Agreement, as applicable, which contributed amounts will be (x) released at the respective times and subject to the contingencies specified herein and therein and (y) further subject to reduction in respect of the Specified Employee Release Amounts (subject to adjustment in accordance with Section 2.13, the “Closing Share Consideration,” and the aggregate amount of Closing Share Consideration, the “Aggregate Closing Share Consideration”), plus, if the Net Adjustment Amount is positive, the portion of the Net Adjustment Amount payable to such Holder, and plus, the portion of the Earn-

Out Amount payable to such Holder in accordance with Schedule 2.16, if any (the “Share Consideration”);
(b)    Each Share that is owned by the Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;
(c)    Each Share that is held in the treasury of the Company or owned by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefore (the Shares described in Section 2.7(b) and this Section 2.7(c), “Cancelled Shares”); and
(d)    Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation.
Section 2.8    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (other than Cancelled Shares) outstanding immediately prior to the Effective Time and held by a Holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Shares in accordance with Section 262 of Delaware Law or Chapter 13 of California Law, if such Section or Chapter provides for appraisal rights for such Shares in the Merger (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such Holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under Delaware Law or California Law. If, after the Effective Time, any such Holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such Holder is entitled pursuant to Section 2.7(a), without interest. The Company shall give the Parent (a) prompt notice of any demands received by the Company for appraisal of Shares, attempted written withdrawals of such demands, and any other instruments served pursuant to Delaware Law or California Law and received by the Company relating to Holders’ rights to appraisal with respect to the Merger and (b) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under Delaware Law or California Law; provided, however, that any settlement of any such negotiations or proceedings shall be handled as settlement of a Third Party Claim pursuant to the procedures set forth in Section 8.4. The Company shall not, except with the prior written consent of the Parent, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.9    Options; Restricted Stock; Warrant.
(a)    Immediately prior to the Effective Time, the Company shall cause each Option held by a Continuing Individual that is not fully vested as of immediately prior to the Effective Time to become vested with respect to the portion of such Option that would vest through the second anniversary of the Closing Date (such portion of each such Option, a “Second Anniversary Option”) such that immediately prior to the Effective Time all outstanding Second Anniversary Options shall be fully vested and exercisable and subject to treatment as set forth in Section 2.9(b) below.
(b)    Each Vested Option and each Second Anniversary Option (together, the “Closing Options”) shall, as of the Effective Time, be cancelled, terminated and converted into the right to receive an amount in cash equal to the product of (i) the excess of the Gross Per Share Closing Merger Consideration over the applicable exercise price per Share of Common Stock of such Closing Option and (ii) the number of Shares of Common Stock previously subject to such Closing Option, less any amounts that must be contributed in respect of such Closing Options into the Escrow Fund or Expense Fund as provided in this Agreement and the Escrow Agreement in accordance with the Consideration Pro Rata Percentage (rounded to the nearest cent) payable to such former holder of any such Closing Option (each, an “Optionholder” and collectively, the “Optionholders”), as applicable, which contributed amounts will be (x) released at the respective times and subject to the contingencies specified herein and therein and (y) further subject to reduction in respect of the Specified Employee Release Amounts (subject to adjustment in accordance with Section 2.13, the “Closing Option Consideration,” and the aggregate amount of Closing Option Consideration, the “Aggregate Closing Option Consideration”), plus, if the Net Adjustment Amount is positive, the portion of the Net Adjustment Amount payable to such Optionholder, and plus the portion of the Earn-Out Amount payable to such Optionholder in accordance with Schedule 2.16, if any (the “Option Consideration”). As of the Effective Time, all Closing Options shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Closing Option shall cease to have any rights with respect thereto, except the right to receive the Option Consideration, if any.
(c)    At the Effective Time, each Unvested Option held by a person who is not a Continuing Individual shall be cancelled without consideration and shall be of no further force and effect.
(d)    At the Effective Time, to the extent not prohibited by applicable Law, each Option grant held by a Continuing Individual that is an Unvested Option shall be cancelled, terminated and exchanged for the right to receive a number of Converted Restricted Shares determined by dividing (i) the product of (A) the excess, if any, of the Gross Per Share Closing Merger Consideration over the applicable exercise price per Share of Common Stock of such Unvested Option and (B) the number of Shares of Common Stock previously subject to such Unvested Option (in the aggregate, the “Aggregate Converted Option Restricted Share Value”) by (ii) the Average Parent Stock Price; provided, that the aggregate number of Converted Restricted Shares to be received by each holder of a single grant of such Unvested Options shall be determined on a grant by grant basis, with any fractional shares rounded to the nearest whole share. If a holder holds more than one outstanding grant of such Unvested Options, the total number of Converted Restricted Shares to be received by such holder shall be the sum of the number of Converted Restricted Shares determined for each such grant of Unvested Options as determined according to the preceding sentence. The Converted Restricted Shares shall maintain a vesting schedule that is no less favorable to the holder thereof than the vesting schedule (including any post-Closing acceleration provisions) applicable to the grant of such Unvested Options for which it was exchanged, and will be accelerated by approximately two years from the vesting schedule applicable to the Unvested Options for which it was exchanged.
(e)    Immediately prior to the Effective Time, the Company shall cause each share of Restricted Stock held by an employee or independent contractor of the Company or its Subsidiaries that is not fully vested as of immediately prior to the Effective Time to accelerate the vesting of such Restricted Stock such that immediately prior to the Effective Time all outstanding Restricted Stock shall be fully vested and subject to treatment as set forth in Section 2.7(a) above.
(f)    The Parent shall, within 25 Business Days after the Effective Time, deliver or cause to be delivered to each holder of Converted Restricted Shares a written notice documenting the number, vesting schedule, and other materially relevant terms related to such Converted Restricted Shares.
(g)    Immediately prior to the Effective Time, the vesting of the Warrant shall accelerate in accordance with its terms and the Warrant shall be cancelled and terminated and the vested portion of the Warrant shall automatically, pursuant to the terms of the Warrant, be converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Gross Per Share Closing Merger Consideration over the exercise price per Share of Common Stock of the Warrant and (ii) the number of Shares of Common Stock previously subject to the vested portion of the Warrant, less any amounts that must be contributed in respect of the Warrant into the Escrow Fund or Expense Fund (in accordance with the Warrantholder’s Consideration Pro Rata Percentage (rounded to the nearest cent)) as provided in this Agreement and the Escrow Agreement, as applicable, which contributed amounts will be (x) released at the respective times and subject to the contingencies specified herein and therein and (y) further subject to reduction in respect of the Specified Employee Release Amounts (subject to adjustment in accordance with Section 2.13, the “Closing Warrant Consideration”), plus, if the Net Adjustment Amount is positive, the portion of the Net Adjustment Amount payable to the Warrant holder, and plus the portion of the Earn-Out Amount payable to the Warrantholder in accordance with Schedule 2.16, if any (the “Warrant Consideration”). As of the Effective Time, the Warrant shall no longer be outstanding and shall automatically terminated and cease to exist and the Warrantholder shall cease to have any rights with respect to the Warrant, except the right to receive the Warrant Consideration, if any.

Section 2.10    Payment for Shares, Warrant and Options.
(a)    Prior to the Effective Time, the Parent shall designate, and the Company shall appoint, a bank or trust company reasonably acceptable to the Company to act as paying and exchange agent in connection with the Merger (the “Paying and Exchange Agent”) pursuant to a paying and exchange agent agreement providing for, among other things, the matters set forth in this Section 2.10 and otherwise reasonably satisfactory to the Company. Immediately following the Effective Time (and in any event within one (1) Business Day thereof), the Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying and Exchange Agent, (i) for the benefit of the Holders, cash in an amount equal to the Aggregate Closing Share Consideration (which shall not include the Escrow Amount or Expense Fund), (ii) for the benefit of the Warrantholder, cash in an amount equal to the Closing Warrant Consideration, and (iii) for the benefit of the Non-Employee Optionholders (other than with respect to 102 Options), cash in an amount equal to the portion of the Aggregate Closing Option Consideration attributable to all Non-Employee Optionholders, in each case, by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the Paying and Exchange Agent at least two Business Days prior to the Closing Date. Such cash shall be invested as directed by the Parent or the Surviving Corporation, as the case may be, pending payment thereof by the Paying and Exchange Agent to the Holders and the Warrantholder. Earnings from such investments shall be the sole and exclusive property of the Parent or the Surviving Corporation, as the case may be, and no part thereof shall accrue to the benefit of Holders or Warrantholder. Notwithstanding anything to the contrary in this Agreement, losses from such investments shall be borne solely by the Parent.
(b)    As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Paying and Exchange Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares (the “Certificates,” which Certificates in the case of Preferred Stock shall represent both the Preferred Stock evidenced by such Shares and any Common Stock, on an as-converted basis, represented by such Shares) and whose Shares were converted with the right to receive the consideration described in Section 2.7(a), (i) a letter of transmittal in substantially the form attached hereto as Exhibit C-1 (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying and Exchange Agent and shall be in such form and have such other provisions as the Parent may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor; provided, that to the extent reasonably practicable, the Parent shall use commercially reasonable efforts to make an electronic copy of such letter of transmittal and instructions available to holders of 5% or more of the outstanding shares of Preferred Stock or Common Stock in advance of the effective time in order to expedite submission and processing of their Certificates. Upon surrender of a Certificate for cancellation to the Paying and Exchange Agent or such other agent or agents as may be appointed by the Parent, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (as promptly as practicable in the case of all holders that do not hold Shares of Restricted Stock and in accordance with Section 2.9(e) in the case of holders of Shares of Restricted Stock) (A) the Gross Per Share Closing Merger Consideration multiplied by (B) the number of Shares of Common Stock formerly represented by such Certificate (less any amounts that must be contributed in respect of such Shares of Common Stock into the Escrow Fund or Expense Fund in accordance with such Holder’s Consideration Pro Rata Percentage (rounded to the nearest cent) as provided in this Agreement and the Escrow Agreement, as applicable), without interest, and all such Certificates shall, upon such surrender, be cancelled. Each such Holder shall also be entitled to (y) any amounts that may be payable in respect of the Shares formerly represented by such Certificate from the Escrow Fund or the Expense Fund as provided in this Agreement and the Escrow Agreement, as applicable, at the respective times and subject to the contingencies specified herein and therein and (z) any portion of the Earn-Out Amount payable to such Holder in accordance with Schedule 2.16, if any. If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the satisfaction of the Parent and the Paying and Exchange Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable. Until surrendered in accordance with the provisions of this Section 2.10, any Certificate (other than Certificates representing Cancelled Shares or Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the portion of the Merger Consideration payable with respect thereto, in cash, without interest, as contemplated herein.
(c)    As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Paying and Exchange Agent to mail to the Warrantholder a letter of transmittal in substantially the form attached hereto as Exhibit C-2. Upon delivery of such letter of transmittal duly executed, the Warrantholder shall be entitled to receive in exchange therefor (as promptly as practicable) the Warrantholder Closing Consideration (less any amounts that must be contributed in respect of the Warrant into the Escrow Fund or Expense Fund in accordance with the Warrantholder’s Consideration Pro Rata Percentage (rounded to the nearest cent) as provided in this Agreement and the Escrow Agreement, as applicable), without interest. The Warrantholder shall also be entitled to (y) any amounts that may be payable in respect of the Warrant from the Escrow Fund or the Expense Fund as provided in this Agreement and the Escrow Agreement, as applicable, at the respective times and subject to the contingencies specified herein and therein and (z) any portion of the Earn-Out Amount payable to the Warrantholder in accordance with Schedule 2.16, if any.
(d)    At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, a Certificate

(other than one representing Cancelled Shares) is presented to the Surviving Corporation, it shall be cancelled and exchanged as provided in this Section 2.10.
(e)    All consideration paid upon conversion of the Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Shares represented thereby, except as otherwise provided herein or by applicable Law. Nothing in this paragraph shall be construed to prevent the treatment of any portion of the Merger Consideration that is not paid at the Closing, including amounts deposited with the Escrow Agent or the Earn-Out Amount, as a deferred payment, eligible for installment method treatment under Section 453 of the Code, and the parties agree to treat such deferred payments accordingly. The parties acknowledge that a portion of the deferred payments reported under the installment method may be characterized as imputed interest under the Code.
(f)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the relevant portion of the Merger Consideration payable in respect thereof pursuant to Section 2.10(b) for Shares represented thereby; provided, however, that the Surviving Corporation or the Paying and Exchange Agent may, in their discretion, require the delivery of a satisfactory indemnity.
(g)    At any time following the date that is six months after the Effective Time, the Parent shall be entitled to require the Paying and Exchange Agent to deliver to it any funds (including any interest or other income received with respect thereto), or any Certificates or other documents relating to the Merger in its possession, and thereafter such holders shall be entitled to look to the Parent only as general creditors thereof with respect to any portion of the Merger Consideration payable upon due surrender of their Certificates, without interest; provided that any such portion of the Merger Consideration payable from the Escrow Fund or Expense Fund shall be held and distributed to the Person(s) entitled thereto in accordance with the terms of this Agreement and the Escrow Agreement, as applicable, at the respective times and subject to the contingencies specified herein and therein. Notwithstanding anything to the contrary in this Section 2.10, to the fullest extent permitted by applicable Law, none of the Paying and Exchange Agent, the Parent or the Surviving Corporation shall be liable to any holder of a Certificate for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(h)    All cash payments to be made under this Section 2.10 shall be made by wire transfer of immediately available funds to an account designated by the holder of the Shares, as the case may be, except as otherwise agreed by the payor and payee. Wire instructions shall be provided to the Surviving Corporation at least two Business Days prior to the applicable payment date.

(i)    As promptly as practicable after the Effective Time, the Surviving Corporation shall distribute to each Employee Optionholder a letter of transmittal in substantially the form attached hereto as Exhibit C-3 and cause the Paying and Exchange Agent to mail to each Non-Employee Optionholder a letter of transmittal in substantially the form attached hereto as Exhibit C-4, each of which shall contain instructions for use in effecting the surrender of all rights in and to the Common Stock subject to each Closing Option held by the holder thereof in exchange for payment therefor. The delivery of the Optionholder Closing Consideration in respect of each such Closing Option is conditioned upon the due execution and delivery of such letter of transmittal by the relevant Optionholder. As promptly as practicable following the surrender of an Optionholder’s duly executed letter of transmittal, subject to Section 2.10(j), the Surviving Corporation shall, in exchange for each Closing Option, (i) with respect to each Closing Option held by an Employee Optionholder, make the payment in respect of each such Closing Option to which such Optionholder is entitled as specified in Section 2.9(b) utilizing the Company’s payroll system and (ii) with respect to each Closing Option held by a Non-Employee Optionholder, cause the Paying and Exchange Agent to make the payment in respect to each such Closing Option to which such Optionholder is entitled as specified in Section 2.9(b). Each such Optionholder shall also be entitled to (y) any amounts that may be payable in respect of the Closing Option from the Escrow Fund or the Expense Fund as provided in this Agreement and the Escrow Agreement, as applicable, at the respective times and subject to the contingencies specified herein and therein and (z) the portion of the Earn-Out Amount payable to such Optionholder in accordance with Schedule 2.16, if any.
(j)    Notwithstanding anything to the contrary set forth in this Section 2.10 or elsewhere in this Agreement, Parent shall deliver the Aggregate Closing Option Consideration payable in respect of any 102 Options that are Closing Options to the 102 Trustee to be held and released in accordance with the agreement with the 102 Trustee, applicable Law (including the provisions of Section 102 of the Israeli Tax Ordinance and the regulations and rules promulgated thereunder, including the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling (or any other approval from the Israeli Tax Authority received either by the Company or the Parent). The 102 Trustee shall be required to withhold any amounts required in accordance with applicable Law (including the provisions of Section 102 of the Israeli Tax Ordinance and the regulations and rules promulgated thereunder, including the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling (or any other approval from the Israeli Tax authority received either by the Company or Parent).
Section 2.11    Other Closing Payments.
(a)    As part of the Merger Consideration, concurrently with the Effective Time, in addition to the deposit with the Paying and Exchange Agent of the Aggregate Closing Share Consideration, the Closing Warrant Consideration and the portion of the Aggregate Closing Option Consideration attributable to the Non-Employee Optionholders (other than with respect to 102 Options) pursuant to Section 2.10(a)(i) – (iii), the Parent shall deposit or cause to be deposited:

(i)    with the Escrow Agent (A) for deposit into the Escrow Fund, the Closing Escrow Amount, and (B) the Expense Fund (it being understood that the Closing Escrow Amount and Expense Fund will be withheld from amounts otherwise payable to the Holders, Optionholders and Warrantholder according to their respective Consideration Pro Rata Percentages (rounded to the nearest cent));
(ii)    other than as set forth in items (iii) below, with the Company, the Aggregate Closing Option Consideration attributable to the Employee Optionholders for payment through the Company’s payroll system at the next reasonably practicable payroll cycle, but in no event later than the first full payroll cycle following the Closing Date (provided that the relevant Employee Optionholder delivers to the Company his or her letter of transmittal);
(iii)    with the 102 Trustee, the Aggregate Closing Option Consideration payable in respect of any 102 Options held by Employee Optionholders and Non-Employee Optionholders;
(iv)    on behalf of the Company, the amount payable to each counterparty or holder of Funded Indebtedness in order to fully discharge such Funded Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement; and
(v)    on behalf of the Company, the amount payable to each Person who is owed a portion of the Estimated Transaction Expenses, as specified in the Transaction Expenses Payoff Instructions and in accordance with this Agreement; provided, that the portion of the Estimated Transaction Expenses payable to the Specified Employee shall be deposited with the Company for payment through the Company’s payroll system at the next reasonably practicable payroll cycle, but in no event later than the first full payroll cycle following the Closing Date .
(b)    All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two Business Days prior to the applicable payment date.
Section 2.12    Closing Estimates. At least two Business Days prior to the anticipated Closing Date, the Company shall prepare, or cause to be prepared, and deliver to the Parent a written statement (the “Preliminary Closing Statement”) that shall include and set forth (i) a good-faith estimate of (A) Cash (the “Estimated Cash”), (B) unpaid Funded Indebtedness (the “Estimated Indebtedness”), (C) the Pass-Through Amount (the “Estimated Pass-Through Amount”) and (D) all Transaction Expenses that are accrued or due and remain unpaid (the “Estimated Transaction Expenses”) (with each of Estimated Cash, Estimated Indebtedness, the Estimated Pass-Through Amount and Estimated

Transaction Expenses determined as of the Closing Date and, except for Estimated Transaction Expenses, without giving effect to the transactions contemplated herein) and (ii) on the basis of the foregoing, a calculation of the Closing Merger Consideration, the Closing Cash Merger Consideration, the Aggregate Closing Share Consideration, the Aggregate Closing Option Consideration, the Closing Warrant Consideration and the Aggregate Converted Option Restricted Share Value. Contemporaneously with the delivery of the Preliminary Closing Statement, the Company shall prepare, or cause to be prepared, and deliver to the Parent a schedule setting forth a written calculation of the portion of the Closing Merger Consideration to be received by each Holder, Optionholder and the Warrantholder pursuant to the terms of this Agreement and the transactions contemplated hereby, the Consideration Pro Rata Percentage of each Holder, Optionholder and the Warrantholder and the Earn-Out Pro Rata Percentage of each Holder, Optionholder and the Warrantholder (the “Consideration Schedule”). Estimated Cash, Estimated Indebtedness and the Estimated Pass-Through Amount shall be calculated in the same manner and using the same methodologies, processes, policies and principles as set forth on Annex I (such methodologies, processes, policies and principles, the “Applicable Accounting Principles”). All such estimates shall be subject to the Parent’s approval, which shall not be unreasonably withheld, conditioned or delayed, though shall not limit or otherwise affect the Parent’s remedies under this Agreement or otherwise, or constitute an acknowledgement by the Parent of the accuracy of the amounts reflected thereof.
Section 2.13    Post-Closing Adjustment of Closing Merger Consideration.
(a)    On the 120th day following the Closing Date (or the subsequent Business Day, to the extent that such day is not a Business Day) (the “Adjustment Date”), the Parent or the Surviving Corporation shall prepare and deliver to the Securityholder Representative (on behalf of the Holders, Optionholders and Warrantholder) a written statement (the “Final Closing Statement”) that shall include and set forth (i) a calculation of the actual (A) Cash (the “Closing Cash”), (B) Funded Indebtedness (the “Closing Indebtedness”), (C) the Pass-Through Amount (the “Closing Pass-Through Amount”) and (D) unpaid Transaction Expenses (the “Closing Transaction Expenses”) (with (x) each of Closing Cash, Closing Indebtedness and Closing Transaction Expenses determined as of the Closing Date, (y) the Closing Pass-Through Amount determined as of the Adjustment Date and (z) except for Closing Transaction Expenses, without giving effect to the transactions contemplated herein) and (ii) on the basis of the foregoing, a calculation of the Final Merger Consideration. Closing Cash and Closing Indebtedness shall be calculated on a basis consistent with the Applicable Accounting Principles. The Preliminary Closing Statement shall become final and binding on the 120th day following the Closing Date, unless prior to the end of such period, the Parent or the Surviving Corporation delivers to the Securityholder Representative the Final Closing Statement specifying the nature and amount of any dispute as to the Estimated Cash, Estimated Indebtedness, Estimated Pass-Through Amount or Estimated Transaction Expenses, as set forth in the Preliminary Closing Statement. The Parent shall be deemed to have agreed with all items and amounts of Estimated Cash, Estimated Indebtedness, Estimated Pass-Through Amount or Estimated Transaction Expenses not specifically referenced in the Final Closing Statement, and such items and amounts shall not be subject to review in accordance with this Section 2.13. Any Final Closing Statement may reference only disagreements based on (I) mathematical errors, (II) amounts of the Estimated Cash, Estimated Indebtedness, Estimated Pass-Through Amount or Estimated Transaction Expenses as reflected on the Preliminary Closing Statement not being calculated in accordance with Section 2.12 or the Applicable Accounting Principles, as applicable, or (III) the amount of the Pass-Through Amount that has been reimbursed as of the Adjustment Date.
(b)    The Final Closing Statement shall become final and binding at the end of the 30th day following delivery thereof, unless prior to the end of such period, the Securityholder Representative delivers to the Parent written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Cash, Closing Indebtedness, Closing Pass-Through Amount or Closing Transaction Expenses, as set forth in the Final Closing Statement. The Securityholder Representative shall be deemed to have agreed with all items and amounts of Closing Cash, Closing Indebtedness, Closing Pass-Through Amount or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.13(c). Any Notice of Disagreement may reference only disagreements based on (i) mathematical errors, (ii) amounts of the Closing Cash, Closing Indebtedness, Closing Pass-Through Amount or Closing Transaction Expenses as reflected on the Final Closing Statement not being calculated in accordance with Section 2.12, the Applicable Accounting Principles or the Preliminary Closing Statement, as applicable, or (iii) amount of the Pass-Through Amount that has been reimbursed as of the Adjustment Date.
(c)    During the 15 day period following delivery of a Notice of Disagreement by the Securityholder Representative to the Parent, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Cash, Closing Indebtedness, Closing Pass-Through Amount or Closing Transaction Expenses as specified therein. Any disputed items resolved in writing between the Securityholder Representative and the Parent within such 15 day period shall be final and binding with respect to such items, and if the Securityholder Representative and the Parent agree in writing on the resolution of each disputed item specified by the Securityholder Representative in the Notice of Disagreement and the amount of the Closing Cash, Closing Indebtedness, Closing Pass-Through Amount and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Securityholder Representative and the Parent have not resolved all such differences by the end of such 15 day period, the Securityholder Representative and the Parent shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Cash, Closing Indebtedness, Closing Pass-Through Amount and Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Cash, Closing Indebtedness, Closing Pass-Through Amount and Closing Transaction Expenses, which determination shall be final and binding on the parties for all purposes hereunder. The Independent Accounting Firm shall consider only those items and amounts in the Securityholder Representative’s and the Parent’s respective calculations of the Closing Cash, Closing Indebtedness, Closing Pass-Through Amount and Closing Transaction Expenses that are identified as being items and amounts to which the Securityholder Representative and the Parent have been unable to agree. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm shall be a nationally recognized independent public accounting firm as shall be agreed in writing by the Securityholder Representative and the Parent. The Securityholder Representative and the Parent shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.10. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.
(d)    The costs of any dispute resolution pursuant to Section 2.13(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Securityholder Representative (on behalf of the Holders, Optionholders and Warrantholder) and the Parent in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.
(e)    The Company shall, during the period prior to the Closing Date, and the Parent, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Closing Merger Consideration contemplated by this Section 2.13, shall cause the Surviving Corporation to, afford the Parent or the Securityholder Representative, as the case may be, and their respective Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company or the Surviving Corporation (including by email), as the case may be, and its Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.13. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of Cash, Funded Indebtedness, Pass-Through Amount and Transaction Expenses as specified in this Section 2.13; provided that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’

disclosure procedures and then only after the non-client party has signed a customary agreement relating to access to such work papers in form and substance acceptable to such accountants.
(f)    The Closing Merger Consideration shall be adjusted, upwards or downwards, as follows:
(i)    For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) Closing Cash as finally determined pursuant to this Section 2.13 minus the Estimated Cash, plus (B) the Estimated Indebtedness minus the Closing Indebtedness as finally determined pursuant to this Section 2.13, minus (C) the Estimated Pass-Through Amount minus the Closing Pass-Through Amount, plus (D) the Estimated Transaction Expenses minus the Closing Transaction Expenses as finally determined pursuant to this Section 2.13;
(ii)    If the Net Adjustment Amount is positive, the Closing Merger Consideration shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, the Parent shall pay the Net Adjustment Amount to (A) the Paying and Exchange Agent for delivery to the Holders (other than holders of any Dissenting Shares), the Non-Employee Optionholders and the Warrantholder; and (B) the Surviving Corporation for delivery to the Employee Optionholders through the Surviving Corporation’s payroll system. Payment of such amounts to Holders, Optionholders and the Warrantholder shall be made pro rata in accordance with their respective Consideration Pro Rata Percentages (rounded to the nearest cent); and
(iii)    If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Closing Merger Consideration shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, the Parent shall deliver written notice to the Escrow Agent and the Securityholder Representative specifying the Net Adjustment Amount, and the Escrow Agent shall pay, out of the Escrow Fund to the Parent in accordance with the terms of the Escrow Agreement, the Net Adjustment Amount.
(g)    Amounts paid pursuant to Section 2.13(f) shall bear interest from the Closing Date to the date of such payment at a rate equal to the rate of interest from time to time announced publicly by Citibank as its prime rate, calculated on the basis of a year of 365 days and the number of days elapsed. Payments in respect of Section 2.13(f) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.13 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date, subject to any requirements of the Escrow Agent. For the avoidance of doubt, claims relating to the determination of Closing Cash, the Closing Pass-Through Amount and the Net Adjustment Amount (excluding any portion thereof associated with Closing Indebtedness or Transaction Expenses) shall be governed solely by this Section 2.13, which shall constitute the sole and exclusive remedy of the Parent for such claims.
Section 2.14    Withholding Rights.
(a)    Each of the Parent, the Surviving Corporation, the Paying and Exchange Agent and the 102 Trustee shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law. To the extent that such amounts are so withheld and paid over to or deposited with the relevant Governmental Authority by the Parent, the Surviving Corporation or the Paying and Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.
(b)    With respect to the withholding of Israeli Taxes, the Parent, the Surviving Corporation, the Paying and Exchange Agent, and any of their respective Affiliates shall be entitled to withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as Parent, the Company, the Surviving Corporation, or the Paying and Exchange Agent may, in their discretion, determine are required to be deducted or withheld therefrom under the ITO from Israeli Residents; provided, however, that if the Parent or the Surviving Corporation are provided, at least five Business Days prior to date of any payment to be made this Agreement, with what Parent or the Surviving Corporation determines in its reasonable discretion to be a valid certificate, approval or ruling issued by the ITA regarding the deduction or withholding of Israeli Taxes (including the reduction of Tax to be withheld, an exemption from withholding or any other instructions regarding the payment of withholding (the “Israeli Tax Certificate”) from any consideration payable to such payee hereunder, then the withholding (if any) of any Israeli Taxes under the ITO or any other Applicable Law, if any, from the consideration payable to such payee hereunder, and the payment of the consideration or any portion thereof, shall be made only in accordance with the provisions of such Israeli Tax Certificate. If no Israeli Tax Certificate has been obtained, or if according to the Israeli Tax Certificate the withholding of certain Israeli Taxes needs to be made, then each of the Parent, the Surviving Corporation, and the Paying and Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Israeli Resident pursuant to this Agreement such cash amounts as it is required to deduct and withhold with respect to the making of such payment of Israeli Tax amounts under the Israeli Tax Ordinance. For the avoidance of doubt, no Person that is a non-Israeli Resident and has provided an affidavit to that effect, in a form satisfactory to the Parent, in its reasonable discretion, shall be subject to any Israeli withholding Tax.

Section 2.15    Securityholder Representative.
(a)    Immediately upon the approval of this Agreement by the Company Holder Approval, each Holder shall be deemed to have consented to the appointment of Fortis Advisors LLC as the Holders’, Optionholders’ and Warrantholder’s representative and attorney-in-fact (the “Securityholder Representative”), as the attorney-in-fact for and on behalf of each such Holder, Optionholder and Warrantholder, and the taking by the Securityholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Securityholder Representative under this Agreement, including the exercise of the power to (a) execute and deliver this Agreement and the Escrow Agreement and, in each case, any amendment thereof or waiver thereunder, (b) authorize delivery to the Parent of the Escrow Amount, or any portion thereof, in satisfaction of claims for indemnification hereunder, (c) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to claims for indemnification hereunder, (d) resolve any claims for indemnification hereunder and take all actions necessary in the judgment of the Securityholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement. Accordingly, the Securityholder Representative has unlimited authority and power to act on behalf of each Holder, Optionholder and Warrantholder with respect to this Agreement and the Escrow Agreement and the disposition, settlement or other handling of all claims for indemnification hereunder, rights or obligations arising from and taken pursuant to this Agreement or the Escrow Agreement. The Holders, Optionholder and Warrantholder will be bound by all actions taken by the Securityholder Representative in connection with this Agreement or the Escrow Agreement, and the Parent shall be entitled to rely on any decision, action, consent or instruction of the Securityholder Representative as being the decision, action, consent or instruction of the Holders, Optionholders and Warrantholder, and the Parent and Merger Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.
(b)    Certain Company Indemnifying Parties have entered, or prior to the Closing will enter, into a letter agreement with the Securityholder Representative to provide direction to the Securityholder Representative in connection with the performance of its services under this Agreement and the Escrow Agreement (such Company Indemnifying Parties, including their individual representatives, the “Advisory Group”). Neither the Advisory Group nor the Securityholder Representative (and its members, managers, directors, officers, contractors, agents and employees) (collectively, the “Representative Group”) will incur any liability with respect to any action taken or suffered by the Representative Group in reliance upon any notice, direction, instruction, consent, statement or other document believed by the Representative Group to be genuine and to have been signed by the proper Person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except the Securityholder Representative’s own willful misconduct, bad faith or gross negligence. In all questions arising under this Agreement or the Escrow Agreement, the Representative Group may rely on the advice of counsel, experts or consultants, and the Representative Group will not be liable to the Company Indemnifying Parties for anything done, omitted or suffered in good faith by the Representative Group based on such advice. The Securityholder Representative will not be required to take any action involving any expense or risk of its own funds unless the payment of such expense is made or provided for in a manner satisfactory to the Securityholder Representative. The Holders, Optionholders and Warrantholder shall severally indemnify, defend and hold harmless the Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Representative Expenses”) incurred without willful misconduct, bad faith or gross negligence on the part of the Representative Group and arising out of or in connection with the acceptance or administration of their duties. The powers, immunities and rights to indemnification granted to the Representative Group under this Agreement: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Holder, Optionholder or Warrantholder and shall be binding on any successor thereto, (ii) shall survive the delivery of an assignment by any Holder, Optionholder or Warrantholder of the whole or any fraction of his, her or its interest in the Escrow Fund and (iii) shall survive the resignation or removal of Securityholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.
(c)    The Representative Expenses may be recovered first from the Expense Fund. To the extent that the Expense Fund is insufficient and funds remain and are to be distributed from the Escrow Fund to the Company Indemnifying Parties pursuant to the terms of this Agreement and the Escrow Agreement, the Securityholder Representative shall receive reimbursement from the Company Indemnifying Parties directly out of any such distributions that are being made to the Company Indemnifying Parties for any and all Representative Expenses that have not previously been reimbursed. To the extent there are insufficient funds in the Expense Fund and the Escrow Fund to reimburse Representative Expenses, the balance of such Representative Expenses may be recovered directly from the Company Indemnifying Parties based on their respective Consideration Pro Rata Percentage (rounded to the nearest cent).
(d)    The approval of this Agreement by the Company Holder Approval shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Holders, Optionholders and Warrantholder, including the covenants and agreements included in Section 8.2.
Section 2.16    Earn-Out Consideration. In addition to the Closing Merger Consideration, Parent shall pay the Earn-Out Amount, if any, in accordance with this Article II and Schedule 2.16.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify only the specifically identified Sections or subsections hereof to which such Disclosure Schedules relates and shall not qualify any other provision of this Agreement (unless the relevance to any other provision of this Agreement is reasonably apparent on its face, in which case such other provision shall be subject to such applicable disclosure as well)), the Company hereby represents and warrants to the Parent and Merger Sub as of the date hereof and, contingent upon the Closing occurring, as of the Closing Date:
Section 3.1    Organization and Qualification.
(a)    Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing (for jurisdictions which recognize such concept) under the laws of the jurisdiction of its incorporation as set forth in Schedule 3.1(a) of the Disclosure Schedules, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.
(b)    Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had a Material Adverse Effect.
(c)    The Company has heretofore furnished to the Parent a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents. The transfer books and minute books of each of the Company and its Subsidiaries that have been made available for inspection by the Parent prior to the date hereof are true and complete in all material respects.
Section 3.2    Authority.
(a)    The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and, subject to obtaining the Company Holder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company. Except for obtaining Company Holder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any such Ancillary Agreement or to consummate the transactions contemplated hereby and thereby. When obtained, the Company Holder Approval will be sufficient to satisfy any requirements of Delaware Law and California Law with respect to this Agreement and the transactions contemplated hereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to the rights of creditors generally and (ii) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.
(b)    The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company’s Holders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the Holders of the Company for adoption and approval and (iv) resolving to recommend that the Company’s Holders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.
Section 3.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
(i)    conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;
(ii)    conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or
(iii)    result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under,

require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person, or result in the creation of any Encumbrance on any material property, asset or right of the Company or any of its Subsidiaries pursuant to, any Material Contract.
(b)    Neither the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.
(c)    No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 3.4    Capitalization.
(a)    The authorized capital stock of the Company consists of (i) 22,543,596 shares of Common Stock, of which 9,135,147 Shares of Common Stock are issued and outstanding as of the date of this Agreement and (ii) 9,717,118 shares of Preferred Stock, of which 9,504,339 Shares of Preferred Stock are outstanding as of the date of this Agreement. Of the 9,717,118 authorized shares of Preferred Stock, (A) 6,173,522 are designated as Series A Preferred Stock, of which 6,173,522 Shares of Series A Preferred Stock are outstanding as of the date of this Agreement and (B) 3,543,596 are designated as Series B Preferred Stock, of which 3,330,817 Shares of Series B Preferred Stock are outstanding as of the date of this Agreement. As of the date of this Agreement, 391,177 Shares of Common Stock are Restricted Stock and 2,647,059 Shares of Common Stock were reserved for issuance of Options under the Option Plan. Schedule 3.4(a)(i) of the Disclosure Schedules sets forth a complete and accurate list as of the date of this Agreement of all record and beneficial owners of the issued and outstanding capital stock of the Company, indicating the respective number of Shares held. Schedule 3.4(a)(ii) of the Disclosure Schedules sets forth, for each Subsidiary of the Company, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests and the record and beneficial holders as of the date of this Agreement of its outstanding capital stock or other equity or ownership interests.
(b)    Schedule 3.4(b)(i) of the Disclosure Schedules sets forth a list of each Option, including the name and address of record of the Optionholder, the jurisdiction in which each such Option was granted, the date of grant, exercise price, number of Shares of Common Stock subject thereto and the vesting schedule thereof, and with respect to 102 Options only, the date on which such 102 Option was deposited with the 102 Trustee. All Options were issued under the Option Plan. The Company has furnished to the Parent true and complete copies of the Option Plan and the forms of all stock option agreements evidencing Options. Section 3.4(b)(ii) of the Disclosure Schedules sets forth the names and addresses of record of all Persons holding any Warrant as of the date of this Agreement, together with the number of Warrant thus held, the number of Shares under the Warrant, and the relevant exercise price(s), vesting date(s) and number of Warrant vesting on each such date, and expiration date(s) thereof, as applicable. Except as set forth on Schedule 3.4(b)(iii), all Options granted pursuant to Section 102 of the Israeli Tax Ordinance comply in full with the requirements of Section 102 and the rules and regulations promulgated and qualify for treatment under the capital gain route thereunder and were duly and timely deposited in accordance with the provisions of Section 102 of the Israeli Tax Ordinance with the 102 Trustee and no Action has been threatened against the Company with respect to the failure of the Company to comply with such requirements.
(c)    Except for the Shares and except as set forth in Schedule 3.4(a)(i), Schedule 3.4(a)(ii), Schedule 3.4(b)(i) or Schedule 3.4(b)(ii) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has issued or agreed to issue any: (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.
(d)    Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in material compliance with all applicable federal and state securities laws. Except as set forth in Schedule 3.4(d) of the Disclosure Schedules and except for rights granted to the Parent and Merger Sub under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries, in each case, to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries. No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.
(e)    The Consideration Schedule to be delivered by the Company pursuant to Section 2.12 will set forth a complete and accurate list of the portion of the Closing Merger Consideration due or otherwise payable to each Holder, Optionholder, the Warrantholder or any other current or former holder of any capital stock of the Company pursuant to this Agreement or the transactions contemplated hereby, including the Merger, and the true and correct Consideration Pro Rata Percentage and Earn-Out Pro Rata Percentage of each Holder, Optionholder and the Warrantholder.
Section 3.5    Equity Interests. Except for the Subsidiaries listed in Schedule 3.4(a)(ii) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, or make any loan, capital contribution or other investment in, any Person.
Section 3.6    Financial Statements; No Undisclosed Liabilities.
(a)    True and complete copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2013, and the related consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2014, and the related consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.6(a) of the Disclosure Schedules. Each of the Financial Statements and the Interim Financial Statements (i) have been prepared in accordance with the books and records of the Company and its Subsidiaries; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except for, in the case of the Interim Financial Statements, the omission of notes or normal year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end audit adjustments.
(b)    Except as and to the extent adequately accrued or reserved against in the unaudited consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2014 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet,” a copy of which is attached hereto as Schedule 3.6(b) of the

Disclosure Schedules), neither the Company nor any of its Subsidiaries has, nor any Person on behalf of the Company or any of its Subsidiaries, incurred, any material liability or material obligation of any nature required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, except for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet or (ii) for Transaction Expenses.
(c)    Neither the Company nor any of its Subsidiaries has any Other Indebtedness.
Section 3.7    Absence of Certain Changes or Events. Between the date of the Balance Sheet and the date of this Agreement: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(a)-(u).
Section 3.8    Compliance with Law; Permits.
(a)    Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all Laws applicable to it. None of the Company, any of its Subsidiaries has received during the past five years any notice, order, complaint or other written communication from any Governmental Authority that the Company or any of its Subsidiaries is not in compliance with any Law applicable to it.
(b)    Each of the Company and its Subsidiaries is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all respects as currently conducted (the “Permits”), except where any failure to have such Permits would not individually or in the aggregate be material to the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all such Permits. To the Company’s knowledge, no suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or threatened. The Company and its Subsidiaries will continue to have the use and benefit of all Permits immediately following consummation of the transactions contemplated hereby, except where any failure to have such Permits would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or any of its Subsidiaries.

Section 3.9    Litigation. There is no Action pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, or any of the officers of the Company or any of its Subsidiaries in regards to their actions as such. There is no Action pending or, to the Company’s knowledge, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements to which the Company is a party. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Company’s knowledge, threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective properties or assets, any of their respective officers or directors in regards to their actions as such, or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action by the Company or any of its Subsidiaries pending against any other Person.
This Section 3.9 does not relate to Intellectual Property, such item being the subject of Section 3.14.
Section 3.10    Employee Benefit Plans.
(a)    Schedule 3.10(a)(i) of the Disclosure Schedules lists all U.S. employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA) and all bonus, stock option, stock purchase, stock appreciation, incentive, deferred compensation, retirement, supplemental retirement, severance, change in control, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance, education or tuition assistance, fringe and all other employee benefit or other compensatory plans, programs, agreements, policies, arrangements, consulting agreements, employment agreements and Contracts or funds containing provisions relating to notice periods prior to termination, severance, or acceleration of any equity awards, whether or not subject to ERISA, formal or informal, written or oral, (i) for the benefit of, or relating to, any present or former employee, director, independent contractor or individual consultant of the Company, which is or has been entered into, contributed to, established by, participated in or maintained by the Company or any of its “ERISA Affiliates” (defined as any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code) or (ii) under which the Company or any of its ERISA Affiliates has any liability, whether or not such plan is terminated (together, the “Employee Plans”).
(b)    True, correct and complete copies of the current version of each item described in Section 3.10(a) and, if applicable, the current summary plan description, the most recent determination letter, the most recent actuarial report, related trusts, the current insurance or group annuity contracts and each other funding arrangement relating to any such item, as well as all amendments, modifications or supplements thereto, have been provided to the Parent.

(c)    (i) Neither the Company, any of the Employees Plans, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any of the Employee Plans or any such trust could, directly or indirectly, be subject to any civil liability or penalty pursuant to Title I of ERISA, a tax imposed pursuant to Chapter 43 of the Code, or any other liability; (ii) there are no Actions pending with respect to any Employee Plan (other than routine claims for benefits) or, to the knowledge of the Company, threatened or anticipated against any Employee Plan or against the assets of any Employee Plan, or against the Company or any ERISA Affiliate, nor are there any current or, to the knowledge of the Company, threatened, Encumbrances on the assets of any Employee Plans; (iii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions or any Encumbrances; (iv) no written or oral communication has been received from any Governmental Authority concerning the funded status of any Employee Plan or any transfer of assets or liabilities from or to any Employee Plan; (v) there is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or in favor of any Employee Plan, and there are no pending or, to the knowledge of the Company, threatened audits or investigations by any Governmental Authority involving any Employee Plan; (vi) each Employee Plan conforms to, and in its operation and administration has been established and administered in all material respects in compliance with, the terms thereof and requirements of any and all statutes (including ERISA and the Code), orders, and governmental Laws (including all applicable requirements for notification, reporting and disclosure to participants of the U.S. Department of Labor, Internal Revenue Service (the “IRS”) or Secretary of the Treasury) and any other applicable Laws; (vii) the Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Employee Plan and are not in default under or violation of, and have no knowledge of any default or violation by any other Person with respect to, any of the Employee Plans; (viii) all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code, the terms of the Employee Plan or any collective bargaining agreement, or otherwise have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (ix) to the knowledge of the Company, no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to any Tax, fine, Encumbrance, penalty or other liability imposed by ERISA; and (x) no “reportable event” (as such term is defined in Section 4043 of ERISA) has occurred with respect to any Employee Plan.
(d)    No Employee Plan is, and neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA).
(e)    No Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, Section 302, 303, 304 or 305 of ERISA or Section 412, 430, 431 or 432 of the Code (a “Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has ever incurred any liability under such Title IV Plan, and no condition exists that presents a material risk to the Company or any of its ERISA Affiliates of incurring any liability with respect to any such Title IV Plan. No Employee Plan is, and none of the Company or any of its ERISA Affiliates has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution to, a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or single employer plan that has two or more contributing sponsors, at least two of whom are not under common control (within the meaning of Section 4063(a) of ERISA).
(f)    Each Employee Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) has been operated in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the U.S. Public Health Service Act and the provisions of the U.S. Social Security Act, to the extent such requirements are applicable. No Employee Plan or other written or oral agreement exists that obligates the Company to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any current or former employee or individual consultant of the Company following such current or former employee’s or individual consultant’s termination of employment or consultancy with the Company, other than COBRA Coverage. Each Employee Plan has been operated and administered in all material respects with the requirements of The Patient Protection and Affordable Care Act (Public Law Number 111-148) and the Health Care and Education Reconciliation Act of 2010 (Public Law Number 111-152), in each case as amended, to the extent applicable. No Employee Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code.
(g)    Each compensation arrangement between the Company and a service provider and each Employee Plan that is subject to Code Section 409A is in operational and documentary compliance in all material respects with the applicable requirements of Code Section 409A and all applicable IRS and Treasury Department guidance issued thereunder. Each equity award that has been granted to any current or former service provider is exempt from or in compliance with Code Section 409A.
(h)    Except as set forth in Schedule 3.10(h) of the Disclosure Schedule, no Employee Plan exists that, as a result of the execution of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (whether alone or in connection with any other events (other than pursuant to Section 2.9(a) of this Agreement)), could (i) result in severance pay or any increase in severance pay upon any termination of employment or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Plans or otherwise.

(i)    Each Employee Plan may be amended or terminated without liability to the Company, other than liability for accrued benefits through the date of the amendment or termination and administrative costs of amending or terminating the Employee Plan.
(j)    All workers’ compensation benefits pursuant to any Employee Plan paid or payable to any current or former employee, director or other service provider of or to the Company are fully insured by a third party insurance carrier.
(k)    There are no Employee Plans and the Company is not a party to any other Contracts, plan or arrangement (written or otherwise) covering any current or former employee, director, officer, stockholder or independent contractor of the Company that, individually or collectively, could give rise to the payment of any amount or benefit that would not be deductible pursuant to the terms of Section 280G of the Code.
(l)    Each Person who performs or renders (or has performed or rendered) services to or for the Company has been, and is, properly classified by the Company as an employee or independent contractor under applicable Law. All Persons classified as independent contractors of the Company or its Subsidiaries satisfy and have at all times satisfied the requirements of applicable Law to be so classified. The Company has fully and accurately reported such Persons’ compensation on IRS Forms 1099 or similar forms when required to do so. Neither the Company nor any of its Subsidiaries has and has ever had any obligations to provide benefits with respect to such Persons under any Employee Plan or otherwise. The Company does not employ, and has not employed, any “leased employees” as defined in Section 414(n) of the Code.
Section 3.11    Labor and Employment Matters.
(a)    Schedule 3.11(a)(1) of the Disclosure Schedules identifies: (i) all directors and officers of the Company and its Subsidiaries and their respective titles; (ii) all employees and consultants employed or engaged by the Company or its Subsidiaries as of the date hereof; and (iii) for each individual identified in clause (i) or (ii), such Person’s annual base salary and bonus or commission amounts paid in 2013 and opportunity in 2014, date of hire and place of employment. The employees of the Company and the Company Subsidiaries are authorized and have appropriate documentation to work in the jurisdiction in which they are working, Schedule 3.11(a)(2) of the Disclosure Schedules sets forth an accurate and complete list of the work authorizations for (i) all U.S.-based employees of the Company or its Subsidiaries who are not U.S. citizens or permanent residents and (ii) all employees of the Company or its Subsidiaries based outside of the United States that are not citizens or permanent residents of the jurisdiction in which they perform services. The Company has delivered or made available to the Parent a true, complete and accurate list that sets forth, as of the most recent regular payroll date preceding the date of this Agreement, of all accrued vacation time for all employees of the Company or its Subsidiaries and the value of all such accrued vacation time based on each such employees’ compensation level then in effect as of the Effective Time.

(b)    Except as set forth on Schedule 3.11(b) of the Disclosure Schedules or pursuant to Section 2.9(a) of this Agreement, there are no Contracts providing for a notice period prior to termination, acceleration benefits or severance benefits between the Company, on the one hand, and any current or former Holder, Affiliate, officer, director, employee, consultant, labor organization or other representative of any of the Company’s employees, on the other hand, nor is any such Contract presently being negotiated.
(c)    Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries. To the knowledge of the Company, there are no, and during the past five years have been no, organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees or independent contractors of the Company or any of its Subsidiaries. There is no, and during the past five years there has been no, labor dispute, employment-related grievance, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, nor is there any basis for any of the foregoing.
(d)    The Company and its Subsidiaries are, and during the shorter of (i) the past five years or (ii) the relevant historical period of any applicable statute of limitations, have been, in compliance in all material respects with all applicable Laws, Contracts and policies respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors, including the obligations of the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”) and any similar state or local Law, and all other notification and bargaining obligations arising under Law or otherwise. The Company has no liability with respect to any misclassification of any employee currently or formerly classified as exempt from overtime wages. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority. None of the Company’s or its Subsidiaries’ employment policies or practices are currently being audited or investigated by any Governmental Authority or court. Neither the Company nor its Subsidiaries has effectuated a “plant closing” or “mass layoff” (as those terms are defined in WARN or similar Laws) affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or its Subsidiaries without complying with all provisions of WARN or similar Laws or implemented any early retirement or window program, nor has the Company or its Subsidiaries planned or announced any such action or program for the future. Neither the Company nor any of its Subsidiaries is currently liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, nor will the Company or any Subsidiary have any liability under any benefit or severance policy, practice, Contract, plan, program or Law which exists or arises, or may be deemed to exist or arise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company or any Subsidiary of any persons employed by the Company or any Subsidiary on or prior to the Effective Time.
(e)    The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. The Company and each of its Subsidiaries have paid in full to all their respective employees and consultants or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees or consultants.
(f)    Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress.
(g)    There has not been, and the Company does not anticipate or have any reason to believe that there will be, any adverse change in relations with employees as a result of the announcement of the transactions contemplated by this Agreement. To the knowledge of the Company, no current employee or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.
(h)    Neither the Company nor, to the knowledge of the Company, any of the Company’s or any Subsidiary’s employees or consultants is obligated under any Contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or Governmental Authority that would interfere with the use of such Person’s best efforts to promote the interests of the Company or that would conflict with the Company’s business as conducted and as proposed to be conducted.
(i)    All of the Company’s and its Subsidiaries’ employees are “at will” employees, subject to any termination notice provisions included in employment agreements or required under applicable Law.
Israeli Employment Matters.

(j)    Each Person who performs or renders services to or for the Company or its Subsidiary has been, and is, properly classified by the Company and any of its Subsidiaries as an employee, contractor or consultant. The Company is not applying the Israeli labor laws to any of its consultants and/or independent contractors, and is not required to do so.
(k)    Solely with respect to employees of the Israeli Subsidiary or who reside or work in Israel or whose employment is otherwise subject to the Law of the State of Israel (“Israeli Employees”), and without derogating from the application of other sub-sections of this Section 3.11 on Israeli Employees as well, the Company and its Subsidiaries are not and have never been a party to any collective bargaining contract, collective labor Contract or other Contract or arrangement with a labor union, trade union or other similar organization or body involving any of its Israeli Employees, or is otherwise required (under any legal requirement, under any contract or otherwise, but excluding under any personal employment agreement) to provide benefits or working conditions beyond the minimum benefits and working conditions required by applicable Laws, or pursuant to extension orders generally applicable to all employers in Israel. Neither the Company nor any of its Subsidiaries has recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Employees and to the knowledge of the Company there are no labor organizations purporting to represent or seeking to represent any Israeli Employees. Neither the Company nor any of its Subsidiaries is or ever was a member of any employers’ association or organization, and no employers’ association or organization has made any demand for payment of any kind from the Company or any of its Subsidiaries. The Company does not have knowledge of any activities or proceedings of any labor union to organize any Israeli Employees. Neither the Company nor any of its Subsidiaries is engaged, nor has it ever been engaged, in any unfair labor practice of any nature. Neither the Company nor any of its Subsidiaries has had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Israeli Employees. The Company has no knowledge of any union organizing activity or any similar activity or dispute now or in the future. Neither the Company nor any of its Subsidiaries has had, nor is it subject to, and no Israeli Employee of the Company benefits from, any extension order (tzavei harchava) except for extension orders generally applicable to all employers in Israel, including the Israeli Employees. All of the Israeli Employees are subject to the termination notice provisions included in employment Contracts or applicable Laws, and except as set forth in Schedule 3.11(k) of the Disclosure Schedule, there is no contract between the Company or any of its Subsidiaries and any of its Israeli Employees or directors that cannot be terminated by the Company or any of its Subsidiaries upon less than thirty (30) days notice without giving rise to a claim for damages or compensation (except for statutory severance pay and the redemption of lawfully accrued entitlements). Without derogating from any of the above representations, the Israeli Subsidiary’s liability towards its Israeli Employees regarding severance pay, accrued vacation and contributions to all Employee Plans are fully funded or if not required by any source to be funded are accrued on the Company’s and its Subsidiaries’ financial statements as of the date of such financial statement. The Company has no knowledge of any circumstance that could give rise to any valid claim by a current or former Israeli Employee for unlawful employment termination or compensation on termination of employment (beyond the statutory severance pay and the redemption of any accrued entitlements to which employees are entitled); all amounts that the Company or any of its Subsidiaries is legally or contractually required either (i) to deduct from its Israeli Employees’ salaries and/or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (ii) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Authority as required by the Israeli Tax Ordinance and Israeli National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and neither the Company nor any of its Subsidiaries has any materially outstanding obligation to make any such deduction, transfer, withholding or payment. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws and Contracts relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to its Israeli Employees, including but not limited to the Israeli Prior Notice to the Employee Law 2002, the Israeli Notice to Employee (Terms of Employment) Law 2002, the Israeli Prevention of Sexual Harassment Law (5758-1998), and the Israeli Employment by Human Resource Contractors Law 1996, Hours of Work and Rest Law, 5711 1951, the Wage Protection Law 5718-1958 and Employment by Human Resources Contractors Law, 5756 1996, the Law for Strengthening the Enforcement of Labor Laws, 5771- 2011. As of the date hereof, neither the Company nor its Subsidiaries has engaged any Israeli Employees whose employment would require special licenses or permits by the Company or its Subsidiaries, and there are no unwritten Company policies or customs which, by extension, could entitle Israeli Employees to benefits in addition to what they are entitled by applicable Law. Neither the Company nor any of its Subsidiaries has engaged any contractor or contractor’s employee who, according to Israeli Law, would be entitled to the rights of an employee vis-à-vis the Company or any of its Subsidiaries, including rights to severance pay, vacation, recuperation pay (dmei havraa) and other employee-related statutory and contractual benefits. There are no pending, or, to the knowledge of the Company, threatened against the Company, its Subsidiaries or any current or former Company employee (based on conduct relating to their employment by the Company) any charges or claims before any Governmental Authority for any unlawful employment practices.
(l)    The Company’s and its Subsidiaries’ obligations to provide statutory severance pay to its Israeli Employees pursuant to the Israeli Severance Pay Law, 5723 1963 (the “Israeli Severance Pay Law”) have been satisfied and are fully funded in accordance with Section 14 under the Severance Pay Law (“Section 14 Arrangement”) and it is and was implemented properly, from the commencement date of the employee's employment and on the basis of the employee entire salary. Upon the termination of employment of Israeli Employees, neither the Company nor any of its Subsidiaries will have to make any payment under the Severance Pay Law, except for release of the funds accumulated in accordance with Section 14.

(m)    Neither the Company nor any of its Subsidiaries has any liability to any Israeli Tax Authority or to any relevant fund with respect to any Israeli Benefit Plan. The Company and its Subsidiaries have made adequate provisions with respect to the payment of any payment under any Israeli Benefit Plan, including severance pay provided under the Law, agreement or otherwise. The Company has provided to Parent current, correct and complete copies of all material communications to or from the Israeli Tax Authority or any other Governmental Authority relating to each Israeli Benefit Plan (including, without limitation, any filings made with the Israeli Tax Authority with respect to each Israeli Benefit Plan and any notices of the Israeli Tax Authority), if any.
(n)    Except as set forth in Schedule 3.11(n) of the Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with all applicable legal requirements and contracts relating to employment, employment practices, wages, bonuses, pension benefits and other compensation matters and terms and conditions of employment related to Israeli Employees, including but not limited to The Prior Notice to the Employee Law, 2002, the Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, and The Employment by Human Resource Contractors Law, 1996.
Section 3.12    Title to, Sufficiency and Condition of Assets.
(a)    The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice. The assets owned or leased by the Company and its Subsidiaries constitute all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted. None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than Permitted Encumbrances.
(b)    All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.
(c)    The license granted pursuant to the Technology License Agreement does not constitute an asset that is necessary or material for the Company or any of its Subsidiaries to carry on their respective businesses as currently conducted or currently contemplated to be conducted.
This Section 3.12 does not relate to real property or interests in real property, such items being the subject of Section 3.13, or to Intellectual Property, such items being the subject of Section 3.14.

Section 3.13    Real Property.
(a)    Schedule 3.13(a) of the Disclosure Schedules sets forth a true and complete list of all Owned Real Property and all Leased Real Property. Each of the Company and its Subsidiaries has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. To the Company’s knowledge, no parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no material default under any such lease by the Company, any of its Subsidiaries or, to the Company’s knowledge, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a material default thereunder by the Company, any of its Subsidiaries or, to the Company’s knowledge, any other party thereto.
(b)    To the Company’s knowledge, there are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any of its Subsidiaries for the current or contemplated use of such real property. There are no latent defects or adverse physical conditions affecting the Owned Real Property or Leased Real Property in any material respect.
Section 3.14    Intellectual Property.
(a)    Schedule 3.14(a) of the Disclosure Schedules sets forth, for the Intellectual Property owned, or exclusively licensed, by the Company, a true and complete list of (i) all United States and foreign Intellectual Property registrations and applications, indicating each as a patent, trademark, copyright or domain name and the applicable jurisdiction, registration number (or application number) and date issued or filed; and (ii) all filings, fees, or other actions with respect to such Intellectual Property falling due within 90 days after the date of this Agreement.
(b)    Schedule 3.14(b) of the Disclosure Schedules sets forth a true and complete list of all Products currently being commercially provided by the Company. The Company does not have any Websites, Software, Systems, products or services under development that are scheduled for release within six months after the date hereof (other than pursuant to Schedule 2.16).
(c)    All Intellectual Property set forth on Schedule 3.14(a) of the Disclosure Schedules is subsisting, unexpired, not abandoned, currently in compliance with all legal requirements, not subject to any other filings, fees or other actions falling due within 120 days after the date of this Agreement and is valid and enforceable. No actions are necessary within 120 days after the date of this Agreement to avoid a statutory bar to patentability of any material unregistered patentable invention owned by the Company.

(d)    The Company (i) solely and exclusively owns, free and clear of all Encumbrances and interests of third parties, the Intellectual Property set forth on Schedule 3.14(a) of the Disclosure Schedules and (ii) owns or has the valid right to use, free and clear of all Encumbrances, all other Intellectual Property owned or used by or used in the conduct of the Company’s business as currently conducted, including all Intellectual Property Rights that are embodied in or that protect any Products. All Intellectual Property owned by the Company or exclusively licensed by the Company, is fully assignable by the Company to any Person, without payment to a third party, consent of any Person or other condition or restriction. No royalties, honoraria or other fees are payable by the Company to any third parties with respect to any Products or any Intellectual Property owned by the Company, or exclusively licensed by the Company, that is used in the conduct of the Company’s business. The items required to be set forth on Schedule 3.14(a) and Schedule 3.14(b) of the Disclosure Schedules, together with the Intellectual Property licensed under the Material Contracts listed on Schedule 3.17(a)(xii) of the Disclosure Schedules, constitute all the material Intellectual Property and Products necessary to conduct the business of the Company as currently conducted. All amounts payable by the Company or its Subsidiaries to all Persons involved in the research, development, conception or reduction to practice of any of the Company’s or any Subsidiary’s Intellectual Property have been paid in full, and all current or former or retired employees of the Company or its Subsidiaries have expressly and irrevocably waived the right to receive additional compensation for such Intellectual Property or Intellectual Property Rights, including any right to receive compensation in connection with "Service Inventions” under Section 134 of the Israeli Patent Law-1967 or any other similar provision under any applicable Law of any applicable jurisdiction. All such Persons who have contributed to the creation, invention, modification or improvement of any Company Intellectual Property, in whole or in part, have explicitly waived any and all moral rights with respect to the Company Intellectual Property. No employee of the Company or any or its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Company Intellectual Property. Except as set forth on Schedule 3.14(d)(1) of the Disclosure Schedules, no employee of the Company or any or its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company Intellectual Property has performed services for the government, for a government-owned institution or branch including the Israeli Defense Force, for a university, college or other educational institution or for a research center, in each case, during a period of time during which such employee was also performing services for the Company or any or its Subsidiaries.
(e)    The Company has taken commercially reasonable actions to maintain, police and protect its Intellectual Property and the ownership, validity, scope and value of its Intellectual Property, including any Intellectual Property embodied in or covering any of the Products. All employees, contractors or consultants of the Company who have contributed to the creation, invention or development of any Intellectual Property that is owned or used by the Company in the conduct of the business as currently conducted (including any Intellectual Property that is embodied in or protects any of the Products) have signed written agreements ensuring that all such Intellectual Property are owned exclusively by the Company. The Company has taken commercially reasonable actions to ensure that the trade secret status and confidentiality of its material trade secrets and of any other proprietary information has been maintained, and has disclosed such trade secrets only pursuant to written confidentiality agreements (true and complete copies of which have been provided to the Parent). No material trade secrets of the Company have been disclosed to or accessed by any other third party without such agreement in place between the Company and such third party.
(f)    (i) The conduct of the Company’s business as currently conducted (and its employees’ and consultants’ performance of their duties in connection therewith) and the use or exploitation of the Company’s Intellectual Property and Products, have not infringed, misappropriated, violated or diluted, and do not infringe, misappropriate, violate or dilute (“Infringe”), any Intellectual Property of any Person or any Person’s rights under the laws of defamation, libel or privacy, and, to the knowledge of the Company, the Intellectual Property of the Company is not being Infringed by any Person. (ii) There is no Action pending or outstanding, threatened (in writing and delivered to the Company) or, to the knowledge of the Company, verbally threatened, that seeks to limit or challenge or that concerns the ownership, use, validity, scope, registrability or enforceability of any Intellectual Property purportedly owned by the Company or any Products, and the Company has received no written notice of the same, and, to the knowledge of the Company, there is no valid basis for the same. The Company has the right to bring Actions for infringement of all Intellectual Property owned by or exclusively licensed to the Company.
(g)    All Software, Systems and Websites owned or used by the Company, including all Products, (i) are free from any material defect, bug, virus, or programming, design or documentation error or other malfunction; (ii) are fully functional and operate and run in a reasonable and efficient business manner for their intended use and for the operation of the business as currently conducted by the Company; and (iii) conform in all material respects to the specifications and purposes thereof. There has not been any malfunction with respect to any of the Systems since January 1, 2011 that has not been remedied or replaced in all material respects. The Company owns or has rights to access and use all Systems used to process, store, maintain and operate data, information and functions used in connection with the business as currently conducted, including systems to operate payroll, accounting, billing and receivables, payables, inventory, asset tracking, customer service and human resources functions. The Company has taken reasonable steps in accordance with industry standards to secure the Systems from unauthorized access or use by any Person, and to maintain the continued, uninterrupted and error-free operation of the Systems. The use of the data in connection with the business as currently conducted does not infringe or violate the rights of any Person or otherwise violate any laws or regulations.
(h)    None of the Software owned or used by the Company, uses, incorporates, interacts with, is a derivative of or has embedded in it any Software code that (i) is subject to an “open source,” “copyleft” or other similar type of license (including any GNU General Public License, Library General Public License, Lesser General Public

License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache, Public Domain licenses and the like) (any such license being referred to herein as an “Open Source License”) that would subject any proprietary source code of the Company to the terms of such Open Source License or (ii) would otherwise require the public distribution, contribution, licensing or public disclosure of such proprietary source code or impose limitations on the Company’s right to require payments in connection therewith.
(i)    No Products and no Intellectual Property owned by the Company are subject to any agreement with any third party pursuant to which the Company has, or could be required to deposit into escrow the source code of such Products or Intellectual Property or pursuant to which access to the source code of such Products or Intellectual Property is or would be granted to a third party. There has been no unauthorized disclosure of any of the Company’s proprietary source code.
(j)    No other Person has an exclusive right or license to use any Products or any Intellectual Property owned by the Company. The consummation of the transactions contemplated by this Agreement will not result in the material loss or impairment or other material modification of, or payment of any material additional amounts with respect to, the Company’s rights under any agreement relating to Intellectual Property owned or used by the Company in the conduct of its business as currently conducted or any Products.
(k)    The Israeli Subsidiary has not received and has not applied for any grants, incentives, benefits (including tax benefits) and subsidies from any Governmental Authority which have been approved, including the Israeli Investment Center in the Israeli Ministry of Industry, Trade and Labor and the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor of the State of Israel (the “OCS”), or any international or bilateral fund, institute or organization.
(l)    The Company and its Subsidiaries are in compliance with all terms of the Technology License Agreement. The Company has not developed, created or commercialized any “Software Product” or “Service”, as such terms are defined in the Technology License Agreement.
(m)    The Company and its Subsidiaries are in compliance with all terms of the Contracts set forth on Schedule 3.14(m) of the Disclosure Schedules.
(n)    There are no SA Systems that are not SA Prior Systems and there is no SA IP. Schedule 3.14(n)(1) of the Disclosure Schedules lists all SA Plans, and, except as set forth in Schedule 3.14(n)(2) of the Disclosure Schedules, the Company is not engaged in any discussions, conversations, negotiations or other communications to enter into any additional SA Plans.

Section 3.15    Taxes.
(a)    Each of the Company and its Subsidiaries has timely filed (or has had timely filed on its behalf) with the appropriate Governmental Authorities all Returns required to be filed by it (taking into account for this purpose any extensions), and such Returns are true, correct and complete in all material respects.
(b)    Each of the Company and its Subsidiaries has timely paid all Taxes that have become due and payable by it for all taxable periods ending on or before the date hereof. The reserve for Tax liability (not to include any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Interim Financial Statements is sufficient as of its date for the payment of any accrued and unpaid Taxes of the Company and its Subsidiaries. All Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by the Interim Financial Statements have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in the Company’s and its Subsidiaries’ operating results).
(c)    Each of the Company and its Subsidiaries has withheld or collected all material Taxes that it has been required to withhold or collect and, to the extent required when due, has timely paid such Taxes to the proper Governmental Authority, including, without limitation, all amounts that the Company or its Subsidiaries is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Authority as required by the Israeli National Insurance Law Consolidated Version, 5755 1995, the National Health Insurance Law, 5754 1994 or otherwise, have, in each case, been duly deducted, transferred, withheld and paid in all respects and the Company and its Subsidiaries have no overdue obligation to make any such deduction, transfer, withholding or payment.
(d)    No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or a Subsidiary is or may be subject to taxation by, or required to file any Return in, that jurisdiction.
(e)    There are in effect no waivers of applicable statutes of limitations with respect to any Taxes owed by the Company or any of its Subsidiaries for any year.
(f)    None of the Company or any of its Subsidiaries is a party to any Action by any Governmental Authority in respect of any Tax, nor does the Company or its Subsidiaries have knowledge of any pending or threatened Action by any Governmental Authority in respect of any Tax.
(g)    No Returns are currently the subject of an audit. All Tax deficiencies asserted or Tax assessments made against the Company or any of its

Subsidiaries as a result of any examinations by any Governmental Authority have been fully paid. None of the Company or any of its Subsidiaries is a party to or bound by any closing agreement or offer in compromise with respect to any Taxes with any Governmental Authority.
(h)    There are no Tax liens on the assets of the Company or any of its Subsidiaries other than liens for Taxes not yet past due or for Taxes the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(i)    None of the Company or any of its Subsidiaries is a party to any Contract providing for the allocation, indemnification or sharing of Taxes (other than Tax allocation or Tax sharing provisions in real property leases and subleases or other commercial Contracts not primarily related to Taxes), nor is a party to or bound by any offer in compromise, closing agreement, gain recognition agreement, private letter ruling or other written agreement with any Governmental Authority with respect to Taxes.
(j)    None of the Company or any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than a group the common parent of which was the Company). None of the Company or any of its Subsidiaries has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by contract or otherwise.
(k)    None of the Company or any of its Subsidiaries has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws for any Post-Closing Tax Period by reason of a change in accounting method or otherwise for a Pre-Closing Tax Period. None of the Company or any of its Subsidiaries has taken any action that could defer a liability for Taxes from any Pre-Closing Tax Period to any Post-Closing Tax Period, including pursuant to Section 108(i) of the Code, any open transaction that occurred on or prior to the Closing Date, or with respect to any prepaid amount received on or prior to the Closing Date, but excluding any installment sale that occurred on or prior to the Closing Date.
(l)    None of the Company or any of its Subsidiaries has engaged in any “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) or Section 6111 of the Code or any analogous provisions of state or local law. Each of the Company and its Subsidiaries has disclosed on its federal Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(m)    Neither the Company nor any of its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance or pursuant to any tax ruling made with reference to the provisions of Part E2 of the Israeli Tax Ordinance.

(n)    Neither the Company nor any of its Subsidiaries has or has had a permanent or fixed establishment, branch or residence, as defined in any applicable Tax treaty, law or regulation, in any country outside its country of formation.
(o)    In relation to goods and services tax or value added or other similar Tax, each of the Company and its Subsidiaries:
(i)    has been duly registered and is a taxable person;
(ii)    has complied, in all material respects, with all statutory requirements, orders, provisions, directives or conditions;
(iii)     has not been required by the relevant authorities of customs and excise to give security;
(iv)     has collected and timely remitted to the relevant taxing authority all output value added tax which it was required to collect and remit under any applicable law; and
(v)    has not received a refund for input value added tax for which it was not entitled under any applicable Law.
(p)    The Israeli Subsidiary has never been at any time a “real property” company (“Igud Mekarkein”) as such term is defined in the Israeli Real Property Taxation Law (Capital Gain, Sale and Purchase) 1963.
(q)    The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code and Section 85A of the Israeli Tax Ordinance.
(r)    There has been no indication from any Israeli Tax Authority that the consummation of the Acquisition would adversely affect the Company’s ability to set off for Israeli Tax purposes in the future any and all losses accumulated by the Company and its Subsidiaries (as applicable) as of the Closing Date.
(s)    The Israeli Subsidiary has not undertaken any transaction that will require special reporting in accordance with Section 131(g) of the ITO and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006.
(t)    From the date of incorporation of the Israeli Subsidiary, for Israeli tax purposes and otherwise, all Company Intellectual Property developed, first authored, created or invented (“Developed”) by the Israeli Subsidiary, or any of their respective employees, consultants, or independent contractors, was Developed for the sole and exclusive benefit of the Company, and was duly assigned and transferred to the Company, and all Company Intellectual Property is solely and exclusively, and was always, owned by the Company. From its inception, the Israeli Subsidiary provided the Company with research and development services, and is not deemed to own, and never owned, for tax purposes, or otherwise, any Intellectual Property, and the Company’s payments for such services are in compliance in all material respects with all applicable Tax Laws and regulations.
Section 3.16    Environmental Matters.
(a)    Each of the Company and its Subsidiaries is and has been in material compliance with all applicable Environmental Laws. None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past five years, any written notice, communication or complaint from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has any liability under any Environmental Law or is not in compliance with any Environmental Law.
(b)    Each of the Company and its Subsidiaries holds all Environmental Permits, and is and has been in compliance therewith. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.
(c)    To the Company’s knowledge, there is no condition at any Owned Real Property or Leased Real Property that constitutes the presence of Hazardous Substances above applicable risk-based screening levels, including but not limited to those established by the U.S. Environmental Protection Agency or any other Governmental Authority.
(d)    For purposes of this Agreement:
(i)    “Environmental Laws” means: any Laws of any Governmental Authority relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.
(ii)    “Environmental Permits” means all Permits required under any Environmental Law.
(iii)    “Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials

Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law, excluding office and cleaning supplies that are safely and properly stored.
Section 3.17    Material Contracts.
(a)    Except as set forth in Schedule 3.17(a) of the Disclosure Schedules, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth in Schedule 3.17(a) of the Disclosure Schedules being “Material Contracts”):
(i)    any broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract;
(ii)    any Contract relating to or evidencing Funded Indebtedness;
(iii)    any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;
(iv)    any Contract with any Governmental Authority;
(v)    any Contract with any Related Party of the Company or any of its Subsidiaries (other than employment or consulting arrangements, equity awards or employee benefit plans);
(vi)    any employment or consulting Contract or any severance, retention, or similar Contract, in each case, that expressly (and other than as a result of applicable Law) results in any obligation of the Company to make any payment following either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship) or both and any labor or collective bargaining Contracts (if any);

(vii)    any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to solicit or hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;
(viii)    any Contract that requires a consent to the transactions contemplated by this Agreement or the Ancillary Agreements to which the Company is a party;
(ix)    any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves a reasonably calculable aggregate future or potential liability or receivable, as the case may be, in excess of $10,000;
(x)    any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $10,000;
(xi)    any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person (excluding (i) any Contract with a customer that is not in the Company’s top 25 customers based on sales during the 12 months ended March 31, 2014, and (ii) any confidentiality, secrecy or non-disclosure agreement entered into in the ordinary course of business);
(xii)    any Contract relating in whole or in part to any license of Intellectual Property to the Company (excluding any (A) immaterial “shrink wrap”, terms of use or similar generally available commercial end-user license to software that is not redistributed with or used in the development or provision of the Products and (B) confidentiality, secrecy or non-disclosure agreement entered into in the ordinary course of business);
(xiii)    any joint venture or partnership, merger, asset or stock purchase or divestiture Contract to which the Company or any of its Subsidiaries is a party;
(xiv)    any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries (excluding any Contract on the Company’s standard form granting any Option or other award under the Option Plan);
(xv)    any Contract relating to settlement of any administrative or judicial proceedings within the past five years;
(xvi)    any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or any of their respective businesses; and
(xvii)    any other Contract, whether or not made in the ordinary course of business that (A) involves a reasonably calculable future or potential liability or receivable, as the case may be, in excess of $20,000 on an annual basis or in excess of $40,000 over the current Contract term or (B) has a term greater than one year and cannot be cancelled by the Company or a Subsidiary of the Company without penalty or further payment and without more than 30 days’ notice, excluding any confidentiality, secrecy or non-disclosure agreement entered into in the ordinary course of business.
(b)    Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (ii) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies. None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party is in material breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company or any of its Subsidiaries received any claim of any such breach, violation or default. The Company has delivered or made available to the Parent true and complete copies of all Material Contracts, including any amendments thereto.
Section 3.18    Affiliate Interests and Transactions.
(a)    No Related Party of the Company or any of its Subsidiaries: (i) to the Company’s knowledge, owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business (other than solely by virtue of such Person’s ownership of less than 5% of the outstanding stock of publicly traded companies); (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries; or (iii) has or has had any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other (A) than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms and (B) employment or consulting arrangements, equity awards or employee benefits plans. Notwithstanding anything to the contrary in this Agreement, no disclosure shall be required under this Section 3.18(a) with respect to any portfolio company of a venture capital, private equity or angel investor in the Company or any of their Affiliates.
(b)    There are no Contracts by and between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Company or any its Subsidiaries, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company or any of its Subsidiaries (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters), except for Contracts for compensation for services as an officer, director or employee thereof.
(c)    There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of any Related Party of the Company or any of its Subsidiaries, in each case other than for services rendered to the Company or any its Subsidiaries by such Related Party in his or her capacity as an employee of the Company or any its Subsidiaries.
Section 3.19    Insurance. Schedule 3.19 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits for each such policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. The Company has not received written notice of, nor to the knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. No claim is pending under any such policy set forth on Schedule 3.19 of the Disclosure Schedules. Schedule 3.19 of the Disclosure Schedules identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. The types and amounts of coverage provided by the insurance policies set forth on Schedule 3.19 of the Disclosure Schedules are usual and customary in the context of the size and financial resources of the Company and the business and operations in which the Company and its Subsidiaries are engaged. The activities and operations of the Company and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which the Company is a party will not cause a cancellation or reduction in the coverage of such policies.
Section 3.20    Brokers. Except as set forth on Schedule 3.20 of the Disclosure Schedules, the fees and expenses of which will constitute Transaction Expenses and be paid at Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to the Parent a complete and correct copy of all written agreements pursuant to which such any other party listed on Schedule 3.20 of the Disclosure Schedule would be entitled to any payment relating to the transactions contemplated hereby.
Section 3.21    Privacy and Security.
(a)    The Company, its Subsidiaries and its Products comply in all material respects with all applicable Laws (including the Federal Trade Commission Act, Children’s Online Privacy Protection Act and California Civil Code section 1798.81.5 and Israeli Privacy Protection Law 5741-1981 and related regulations, as applicable), reputable industry practice, standards and their own published, posted and internal agreements and policies (which are in conformance with reputable industry practice) (“Privacy Laws”) with respect to: (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby, including any “information,” as defined by the Israeli Privacy Protection Law, 5741-1981 and applicable Israeli judicial precedent defining such term (“Personal Information”) (including such Personal Information of visitors who use the Company’s Websites); (ii) non-personally identifiable information term (“Non-Personal Information”) (including such Non-Personal Information of visitors who use the Company’s Websites); (iii) spyware and adware; (iv) the procurement or placement of advertising from or with Persons and Websites; (v) the use of Internet searches associated with or using particular words or terms; and (vi) the sending of solicited or unsolicited electronic mail messages. For the avoidance of doubt, compliance with Privacy Laws shall include, but not be limited to, requiring the Company’s customers to disclose their use of the Company’s Products and the effect of those Products on the Company’s ability to uniquely identify end users irrespective of browser privacy settings (including cookie controls).
(b)    The Company posts policies with respect to the matters set forth in Section 3.21(a) on its Websites in conformance with Privacy Laws. The Company’s privacy policy discloses how the Company uses, collects, or receives any Personal Information or Non-Personal Information and the Company is in compliance in all material respects with the terms of its published privacy policy.
(c)    (i) To the Company’s knowledge, the advertisers, publishers and other Persons with which the Company has contractual relationships have not breached any agreements or any Privacy Laws pertaining to Personal Information and to Non-Personal Information (including Privacy Laws regarding spyware and adware), (ii) the Company does not serve advertisements into advertising inventory created by downloadable Software that launches without a user’s express activation, and (iii) except as set forth on Schedule

3.21(c)(iii) of the Disclosure Schedule, the Company has not received (and does not have knowledge of) any consumer complaints relative to any of the Company’s Products that resulted in the installation of any of the Company’s tracking technologies.
(d)    Except for disclosures of information required by Law or specifically authorized by the provider of the Personal Information, the Company and its Subsidiaries do not sell, rent or otherwise make available to third parties any Personal Information and no claims have been asserted or threatened with respect to the Company’s or its Subsidiaries’ receipt, collection, use, storage, processing, disclosure or disposal of Personal Information. The Company has not received (and does not have knowledge of) any complaints from any consumer or any Governmental Authority with respect to privacy and security.
(e)    The Company takes reasonable steps to protect the operation, confidentiality, integrity and security of its Software, Systems and Websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same.
Section 3.22    Customers and Suppliers.
(a)    Schedule 3.22(a)(i) of the Disclosure Schedules sets forth a true and complete list of (i) the names and addresses of all customers of the Company and its Subsidiaries that is one of the top 25 customers based on sales during the 12 months ended March 31, 2014, (ii) the amount for which each such customer was invoiced during such period and (iii) the percentage of the consolidated total sales of the Company and its Subsidiaries represented by sales to each such customer during such period. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral notice that any of such customers (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries or (B) has sought, or is seeking, to reduce the price it will pay for the products or services of the Company or its Subsidiaries.
(b)    Schedule 3.22(b) of the Disclosure Schedules sets forth a true and complete list of (i) all suppliers of the Company and its Subsidiaries from which the Company or a Subsidiary ordered products or services that is one of the top 10 suppliers based on invoices during for the 12 months ended March 31, 2014 and (ii) the amount for which each such supplier invoiced the Company or such Subsidiary during such period. Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral notice that there has been any material adverse change in the price of such supplies or services provided by any such supplier, or that any such supplier will not continue to sell supplies or services to the Company and its Subsidiaries on terms and conditions substantially the same as those used in its current sales to the Company and its Subsidiaries, subject to general and customary price increases.

(c)    Schedule 3.22(c) of the Disclosure Schedules sets forth a true and complete list of the names and addresses of each customer of the Company and its Subsidiaries that is one of the top 10 providers of data for the Company’s pool of addressable audience as of April 4, 2014.
Section 3.23    Disclosure. None of the information included in the information statement relating to the meeting of Holders to be held in connection with the Merger (the “Company Holders Meeting”), or action by written consent in lieu thereof (such information statement, together with all amendments and supplements thereto, in the form mailed or delivered to Holders, the “Information Statement”) will, at the date delivered to such Holders and at the date of such meeting or consent, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which made, not misleading. The Information Statement, insofar as it relates to the Company Holders Meeting or a solicitation of written consents from Holders for approval of this Agreement and the transactions contemplated hereby, will comply as to form in all material respects with the provisions of the Constituent Documents, Delaware Law and California Law.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PARENT AND MERGER SUB
The Parent and Merger Sub hereby represent and warrant to the Company as of the date hereof and, contingent upon the Closing occurring, as of the Closing Date as follows:
Section 4.1    Organization. Each of the Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 4.2    Authority. Each of the Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of the Parent and Merger Sub and by the Parent as the sole stockholder of Merger Sub. No other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Parent or Merger Sub will be a party will have been, duly executed and delivered by the Parent and Merger Sub, as applicable, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Parent or Merger Sub will be a party will constitute, the legal, valid and binding obligations of the Parent and Merger Sub, as applicable, enforceable against the Parent and Merger Sub, as applicable, in accordance with their respective terms.
Section 4.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by each of the Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
(i)    conflict with or violate the certificate of incorporation or bylaws of the Parent or Merger Sub;
(ii)    conflict with or violate any Law applicable to the Parent or Merger Sub; or
(iii)    result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Parent or Merger Sub is a party.
(b)    Neither the Parent nor Merger Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.
Section 4.4    Financing. The Parent at the Closing will have sufficient funds to permit the Parent or Merger Sub to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger.
Section 4.5    SEC Filings. The Parent has filed all forms, statements, schedules, documents and reports required to be filed by it with the Securities and Exchange Commission (the “SEC“) since January 1, 2010 (the “SEC Filings“). The SEC Filings (i) were prepared in accordance with and complied with the requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed, contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) of the Parent included in the SEC Filings complied, when filed, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments and the absence of footnotes).
Section 4.6    No Other Representations. The Parent hereby acknowledges that other than the representations and warranties made in Article III, none of the Company, its Affiliates, or any of their Representatives make or have made, and the Parent is not relying and has not relied on, any representation or warranty, express or implied, at law or in equity, with respect to the Company or its Subsidiaries or the subject matter of this Agreement.

ARTICLE V
COVENANTS
Section 5.1    Conduct of Business Prior to the Closing. Between the date of this Agreement and the earlier of the termination of this Agreement in accordance with Article IX and the Closing Date, unless the Parent shall otherwise agree in writing, the Company and its Subsidiaries shall conduct their business only in the ordinary course of business consistent with past practice; and the Company shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) preserve substantially intact the business organization and assets of the Company and its Subsidiaries; (ii) keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries; (iii) preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations; and (iv) keep and maintain the assets and properties of the Company and its Subsidiaries in good repair and normal operating condition, wear and tear excepted. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, neither the Company nor any of its Subsidiaries shall do, or propose to do, directly or indirectly, any of the following, in each case except (A) as necessary to comply with applicable Laws or as expressly contemplated by this Agreement, (B) as consented to in writing by the Parent (provided, that, with respect to clauses (h), (i), (n), (o) and (p) below, such consent cannot to be unreasonably withheld, conditioned or delayed), or (C) as set forth on Schedule 5.1:
(a)    amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;
(b)    issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (i) any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or any of its Subsidiaries or (ii) any

properties or assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory in the ordinary course of business consistent with past practice (other than (A) issuances of Common Stock upon conversion of Preferred Stock, (B) issuances of Common Stock or Preferred Stock upon the exercise of Options or Warrant and (C) issuances of no more than 75,000 Options in accordance with Section 5.9(i);
(c)    declare, set aside, make or pay any non-cash dividend or other distribution on or with respect to any of its capital stock or other equity or ownership interest;
(d)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interest or make any other change with respect to its capital structure;
(e)    acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;
(f)    except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate structure;
(g)    except in the ordinary course of business consistent with past practice, incur any Funded Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances;
(h)    amend, waive, modify or consent to the termination of any Material Contract other than in accordance with the terms thereof, or amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder other than in accordance with the terms thereof, or enter into any Material Contract other than in the ordinary course of business consistent with past practice;
(i)    authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $15,000 or capital expenditures that are, in the aggregate, in excess of $30,000 for the Company and its Subsidiaries taken as a whole;
(j)    enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $30,000 per year in any single case;
(k)    (i) increase the cash compensation payable or to become payable to its directors, officers, employees, independent contractors or consultants; (ii) grant any new bonus, severance or termination payment to, or pay, loan or advance any amount to, any present or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries, except as set forth on Schedule 5.1(k); (iii) except pursuant to Section 2.9(a) of this Agreement, establish, adopt, enter into or amend any Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement; (iv) forgive or discharge in whole or in part any outstanding loans or advances to any present or former employee, independent contractor or consultant of the Company or any of its Subsidiaries; or (v) hire any Person as an employee, independent contractor or consultant of the Company or any of its Subsidiaries or terminate without cause any employee, independent contractor or consultant of the Company or any of its Subsidiaries, except as provided in Section 5.9(a);
(l)    enter into any Contract with any Related Party of the Company or any of its Subsidiaries;
(m)    make any change in any method of accounting or accounting practice or policy, except as required by GAAP;
(n)    make, revoke or modify any Tax election, settle or compromise any Tax liability or file any Return other than on a basis consistent with past practice;
(o)    pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount exceeding $40,000 individually, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice or Transaction Expenses;
(p)    cancel, compromise, waive or release any material right or claim other than in the ordinary course of business consistent with past practice;
(q)    permit the lapse of any material existing policy of insurance relating to the business or assets of the Company and its Subsidiaries;
(r)    permit the lapse of any material right relating to Intellectual Property or any other material intangible asset used in the business of the Company or any of its Subsidiaries;
(s)    accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;
(t)    commence or settle any Action, in each case other than (i) for the routine collection of accounts receivable or (ii) any Action between the Company and

Parent arising out of or relating to this Agreement or the transactions contemplated hereby; or
(u)    enter into any formal or informal agreement or otherwise make a commitment to do any of the foregoing.
Section 5.2    Access to Information. From the date hereof until the Closing Date, the Company and its Subsidiaries shall afford the Parent and its Representatives reasonable access (including for inspection and copying) at all reasonable times (following reasonable advance notice) to the Representatives, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish the Parent with such financial, operating and other data and information as the Parent may reasonably request. Notwithstanding the foregoing, the Company or its Subsidiaries may restrict such access to the extent that any Law applicable to the Company or its Subsidiaries may reasonably require the Company or its Subsidiaries to restrict or prohibit such access.
Section 5.3    No-Shop. The Company agrees that it shall not, and shall take all action necessary to ensure that none of its Subsidiaries or any of their respective Affiliates and Representatives shall, directly or indirectly (a) solicit, initiate, consider, knowingly encourage or accept any proposal or offer that constitutes an Acquisition Proposal or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company immediately shall cease and require that its Representatives cease all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify the Parent promptly, but in any event within 24 hours of receipt by the Company, its Subsidiaries or its Representatives, orally and in writing, if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to the Parent shall indicate in reasonable detail the identity of the Person making such Acquisition Proposal, inquiry or other contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact, unless in any such case doing so would violate a confidentiality, non-disclosure or similar obligation by which the Company is bound. The Company shall not, and shall cause its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party, without the prior written consent of the Parent. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Merger): (i) any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of the Company or any of its Subsidiaries or assets of the Company or any of its Subsidiaries (other than inventory to be sold in the ordinary course of business consistent with past practice), (ii) any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries or (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, neither (A) the conversion of shares of Preferred Stock into shares of Common Stock, nor (B) the issuance of shares of Common Stock or Preferred Stock upon the valid exercise of Options or Warrant, shall (x) constitute an Acquisition Proposal, (y) give rise to any obligation of the Company or any of its Subsidiaries pursuant to this Section 5.3, or (z) constitute an action prohibited by this Section 5.3.
Section 5.4    Company Holder Approval. Immediately following the execution and delivery of this Agreement, the Company shall distribute the Written Consents for the purpose of obtaining the Company Holder Approval, and the Company shall deliver evidence of the receipt of such Company Holder Approval to the Parent.
Section 5.5    Information Statement. As promptly as reasonably practicable following the execution and delivery of this Agreement, the Company shall mail to Holders that did not provide their Written Consent, as set forth in Section 5.4, the Information Statement for such Holders to approve the Merger, adopt this Agreement in accordance with Section 228 of Delaware Law and to be informed of their rights under Section 262 of Delaware Law and Chapter 13 of California Law. The Company shall promptly advise the Parent in writing if at any time prior to the Effective Time the Company obtains knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained therein not misleading. The Information Statement shall contain the unanimous recommendation of the Board of Directors of the Company that the Holder approve and adopt this Agreement and the transactions contemplated hereby and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are fair and reasonable to the Holders. The Company will provide copies of drafts of the Information Statement to the Parent and will mail the Information Statement to Holders only after the Parent and its legal counsel shall have approved and agreed to the content of the disclosure of the Information Statement, which approval and agreement shall not be unreasonably withheld, conditioned or delayed.
Section 5.6    Notification of Certain Matters. The Company shall give prompt written notice to the Parent upon the Company having knowledge of (i) the occurrence of any change, condition or event, the occurrence of which would cause the condition set forth in the first sentence of Section 7.3(a) to not be satisfied if such change, condition or event occurred immediately prior to the Closing, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (iii) any failure of the Company or any of its Subsidiaries to perform any obligation or agreement or comply with any covenant or condition required by this Agreement or any Ancillary Agreement to which the Company is a party, which such failure would cause the condition set forth in the second sentence of Section 7.3(a) to not be satisfied if such failure occurred immediately prior to the Closing, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (v) any Action pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that that the Company’s unintentional failure to give notice under this Section 5.6 shall not be deemed to be a breach of covenant under this Section 5.6 but instead shall constitute only a breach of the underlying representation or warranty or covenant or condition, as the case may be.
Section 5.7    Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or the Ancillary Agreements, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate the effects of such statute or regulation on the transactions contemplated hereby or thereby.
Section 5.8    Compensation Matters.
(a)    Prior to the Effective Time, the Company shall take (i) all actions necessary to ensure that after the Effective Time, neither the Company nor any of its Subsidiaries is bound by any Option, Restricted Stock or Promised Option or other equity-based right and (ii) all commercially reasonable actions such that after the Effective Time, neither the Company nor any of its Subsidiaries is bound by any Warrant, in each case that would entitle any Person, other than the Parent or its Affiliates, to beneficially own, or receive any payments other than pursuant to this Agreement in respect of, any capital stock of the Company, the Surviving Corporation or any of their Subsidiaries.
(b)    Prior to the Closing, the Company shall (i) take all actions to deliver to the Parent its calculation of Potential 280G Benefits, (ii) use commercially reasonable efforts to obtain waivers from “disqualified individuals” (as such term is defined in the Treasury Regulations) whose value of Potential 280G Benefits exceeds 2.99 times such disqualified individual’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder as reasonably interpreted and instructed by Parent, and (iii) submit for Holder approval, as described in Section 280G(b)(5) of the Code and Treasury Regulations Section1.280G-1 thereunder, all such Potential 280G Benefits to the extent the value thereof exceeds 2.99 times such disqualified individual’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder.
(c)    Prior to the Closing, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions contemplated by Sections 2.9 (a) – (e) under the Option Plan, all Option agreements and any other plan or arrangement of the Company (whether written or oral, formal or informal), including adopting all resolutions, giving all notices and taking any other actions which are reasonably necessary to effectuate Sections 2.9(a) – (e).

(d)    Unless otherwise requested by the Parent no later than five (5) Business Days prior to the Closing, the Company shall take all actions necessary to terminate the Option Plan effective as of the Effective Time.
(e)    Nothing in this Section 5.8, express or implied, shall (i) confer any third-party beneficiary rights or remedies in any present or former employee, service provider, independent contractor, consultant, any such Person’s alternate payees, dependents or beneficiaries or any other Person, whether in respect of continued service or compensation or benefits of any nature or kind whatsoever or (ii) amend or modify to any extent or in any respect the Option Plan or any award agreement thereunder.
Section 5.9    Employment Matters.
(a)    Prior to the Closing, Parent shall make offers of employment or engagement to provide services to Parent as an independent contractor to employees or independent contractors of the Company set forth on Schedule 5.9(a), which such offers shall be for employment with Parent or one of its Subsidiaries or engagement as an independent contractor to Parent effective upon the Closing and subject to the terms and conditions of an offer letter or a consulting agreement. Each employment offer shall be for cash compensation that is substantially comparable in the aggregate to that provided by the Company immediately prior to the Closing Date. All individuals who are employed by the Company or who provide services to the Company as an independent contractor immediately prior to the Effective Time who accept employment and become employed by the Parent or any Subsidiary or who accept an engagement to provide services to Parent as an independent contractor following the Effective Time are referred to as the “Continuing Individuals” (“Continuing Individuals”). Prior to the Closing Date, the Company shall terminate the employment of any Person not listed on Schedule 5.9(a) who does not receive an offer of employment with Parent or one of its Subsidiaries. Immediately prior to the Effective Time, the Company shall terminate the employment or consulting agreement of any Key Individual who received an offer of employment with Parent or one of its Subsidiaries or an offer to engage as an independent contractor to Parent made in accordance with this Section 5.9(a) but did not accept such offer. The Company shall be responsible for any severance obligations arising from such employment terminations, provided that the Parent has otherwise complied in all respects with this Section 5.9(a).
(b)    The Company shall terminate the advisor and consulting agreements set forth on Schedule 5.9(b).
(c)    Prior to the Closing Date, the Company shall cooperate with the Parent, if and to the extent requested by the Parent, to (i) allow the Parent and its Representatives to conduct employee orientation sessions (with such sessions to be held during scheduled work hours at times reasonably agreed to by the Company and the Parent) and to meet with employees or independent contractors of the Company or any of its Subsidiaries (either individually or in groups) during breaks, outside of scheduled work hours or as otherwise agreed to by the Company and the Parent, and (ii) provide information to employees regarding the Parent’s (or any of its Subsidiaries’) employee benefit plans and allow the Parent and its representatives to conduct an open enrollment period to enable potential continuing employees to make benefit enrollment elections under such employee benefit plans of the Parent (or any of its Subsidiaries) that will be made available (if any) to continuing employees on and after the Closing.
(d)    As soon as practicable following the Closing Date, the Parent shall (or shall cause one or more of its Subsidiaries to) provide all Continuing Individuals who are employees are of the Company or one of its Subsidiaries (“Continuing Employees” with employee benefits (other than equity-based awards) that are substantially similar in the aggregate to those employee benefits provided to similarly situated employees of the Parent and its Subsidiaries as of immediately prior to the Effective Time.
(e)    As soon as practicable following the Closing Date, the Parent shall (or shall cause one or more of its Subsidiaries to) provide any Continuing Employees with service credit (if applicable) with respect to all employee benefit plans and programs (other than equity plans) maintained by the Parent or its applicable Subsidiaries in which the Continuing Employees participate or become eligible to participate for such Continuing Employees’ service with the Company for purposes of eligibility, participation and vesting, to the extent permitted by the applicable plan or program (except to the extent such service credit would result in a duplication of benefits). With respect to any welfare benefit plans provided under any Employee Plans maintained by the Parent or its applicable Subsidiaries for the benefit of the Continuing Employees on and after the Closing Date, the Parent shall (or shall cause its applicable Subsidiaries to) use commercially reasonable efforts to (i) give effect, in determining any deductible limitations, coinsurance or out-of-pocket maximums applicable to a Continuing Employee, to any amounts previously credited for such purposes under the applicable Employee Plans for the calendar year in which the Closing Date occurs, with respect to similar plans maintained by the Company and (ii) with respect to any health benefit plans maintained by the Parent or its applicable Subsidiaries (excluding any disability plans maintained by the Parent or its Subsidiaries), ensure that no pre-existing condition limitations or exclusion shall apply with respect to the Continuing Employees (except to the extent any such limitation or exclusion applied prior to the Closing under the applicable Employee Plan).
(f)    The Company shall use commercially reasonable efforts to take all actions that may be reasonably requested by the Parent in writing at least five (5) Business Days prior to the Closing Date with respect to (i) causing one or more Employee Plans or arrangements with any payroll, benefits or human resources service provider to the Company or any Subsidiary to terminate or be amended as of the Closing Date or as of the day immediately preceding the Closing Date (in each case as specified by the Parent), (ii) causing benefit accrual or entitlement under any Employee Plan to cease as of the Closing Date, (iii) causing the continuation on and after the Closing Date of any insurance policy or arrangement relating to any Employee Plan and (iv) facilitating the merger of any Employee Plan into any employee benefit plan maintained by the Parent (or any of its Subsidiaries).

(g)    As soon as practicable following the Closing Date, the Parent shall establish a performance bonus plan in the aggregate amount of $9,000,000 (the “Bonus Plan”). The Bonus Plan shall be allocated amongst designated Continuing Employees as set forth in Schedule 5.9(g) and shall be payable pursuant to its terms.
(h)    Nothing contained in this Section 5.9 or otherwise in this Agreement, express or implied, shall (i) be construed to restrict in any way the ability of the Parent, the Surviving Corporation or any of their Affiliates to (A) amend, terminate or modify the duties, responsibilities or employment of any employee or independent contractor, (B) to amend, terminate or modify any Employee Plan, compensation or benefit arrangement or any other employee benefit plans or programs maintained by the Parent, the Surviving Corporation or their Affiliates at any time or from time to time or (C) grant any employee or independent contractor any special right for compensation, (ii) be treated as an amendment or other modification of any compensation or benefit arrangement of the Parent, the Company, the Surviving Corporation or any of their Affiliates, including any Employee Plan, or (iii) be construed to create any third-party beneficiary rights in any present or former employee, service provider, independent contractor, consultant, any such Person’s alternate payees, dependents or beneficiaries or any other Person, whether in respect of continued service or resumed service, compensation, benefits or otherwise. Notwithstanding anything in this Agreement to the contrary, on and after the Closing, the employment of employees by the Parent, the Surviving Corporation or any of their Affiliates (as applicable) shall be subject to the Parent’s usual terms, conditions and policies of employment, including the Parent’s policies regarding modifications of the terms and conditions of employment.
(i)    Prior to the Effective Time, the Company shall grant up to 75,000 Options to recently hired employees with vesting schedules as set forth on Schedule 5.9(i) in full satisfaction of any and all obligations to grant Promised Options.
Section 5.10    Confidentiality. Each of the Parent, Merger Sub and the Company shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated as of March 17, 2014 between the Parent and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. For the avoidance of doubt, nothing contained herein shall prohibit an Institutional Investor from disclosing the terms and conditions with respect to the transactions contemplated by this Agreement to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Institutional Investor, as required by such Institutional Investor’s organizational and related fund documents or as customarily disclosed in the ordinary course of business by such Institutional Investor to such Affiliate, partner, member, stockholder or wholly owned subsidiary, if applicable.

Section 5.11    Commercially Reasonable Efforts; Further Assurances.
(a)    Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly (and in no event later than 10 days after the date of this Agreement) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under applicable Law and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. In furtherance and not in limitation of the foregoing, the Company shall permit the Parent to participate in the defense and settlement of any claim, suit or cause of action filed after the date of this Agreement relating to this Agreement, the Merger or the other transactions contemplated hereby, and the Company shall not settle or compromise any such claim, suit or cause of action without the Parent’s written consent (which shall not be unreasonably withheld, conditioned or delayed), unless such settlement includes a release of liability and payment of only money damages which are reflected in the calculation of Estimated Cash.
(b)    The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to give promptly such notice to third parties and obtain such third party consents and estoppel certificates as the Parent may in its reasonable discretion deem necessary in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. The Parent shall cooperate with and assist the Company in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Parent shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement that the Parent in its reasonable discretion may deem adverse to the interests of the Parent or the Company or any of its Subsidiaries.
(c)    Notwithstanding anything herein to the contrary, the Parent shall not be required by this Section 5.11 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of the Parent, the Company or any of their respective Affiliates or (ii) limit the Parent’s freedom of action with respect to, or its ability to consolidate and control, the Company and its Subsidiaries or any of their assets or businesses or any of the Parent’s or its Affiliates’ other assets or businesses.

Section 5.12    Termination of Indebtedness. The Company shall negotiate Debt Payoff Letters for all Funded Indebtedness. The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions reasonably requested by the Parent to facilitate the termination of all Contracts relating to Funded Indebtedness, the termination of the commitments provided thereunder, the repayment in full of all obligations then outstanding thereunder (using funds provided by the Parent) and the release of all Encumbrances in connection therewith on the Closing Date; provided, however, that in no event shall this Section 5.12 require the Company or any of its Subsidiaries to cause the termination of any Contracts relating to Funded Indebtedness other than as part of the Closing.
Section 5.13    Public Announcements. The Company and the Parent shall mutually agree on the form and timing of an initial joint press release to be issued with respect to this Agreement and the transactions contemplated hereby. In addition, the Company shall consult with and obtain the prior approval of the Parent before issuing any press release or making any other public disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public disclosure prior to such consultation and approval (except as may be required by Law, in which event the Person proposing to issue such press release or make such public disclosure shall use its commercially reasonable efforts to consult in good faith with the Parent before issuing any such press release or making any such public disclosure). Nothing in this Agreement shall prevent the Parent from making any public disclosure required by Law, including disclosure requirements of the SEC or of any applicable securities exchange.
Section 5.14    Indemnification; Directors’ and Officers’ Insurance.
(a)    For a period of six years from and after the Closing Date, the Parent and the Surviving Corporation agree to indemnify and hold harmless, exculpate from liability, and advance expenses to all present and former officers and directors of the Company and its Subsidiaries (the “Company Indemnified Parties”) to the same extent and on the same terms as such persons are entitled to indemnification, exculpation or expense advancement by the Company as of the date of this Agreement, whether pursuant to the Constituent Documents, individual indemnification agreements, by Law or otherwise, for acts or omissions or matters which occurred or arose at or prior to the Effective Time (regardless of whether any proceeding relating to any Company Indemnified Party’ s rights to indemnification, exculpation or expense advancement with respect to any such matters, acts or omissions is commenced before or after the Closing Date). Any claims for indemnification made under this Section 5.14(a) on or prior to the sixth anniversary of the Closing Date shall survive such anniversary until the final resolution thereof.
(b)    Prior to the Closing Date, the Company shall purchase a six-year “tail” coverage with respect to its current directors and officers liability policy that will name the Surviving Corporation as beneficiary (the “Tail Policy”). The Company shall prepay the full premium for the Tail Policy prior to the Closing Date. Payment of any additional premiums or increases, together with any other amounts that become due to maintain the Tail Policy in the form in which it exists on the Closing Date, if any, shall be made directly by the Securityholder Representative (solely on behalf of the Holders, Optionholders and Warrantholder) after the Closing Date. The Surviving Corporation shall promptly provide the Securityholder Representative with any notice it receives regarding any obligation to pay any such additional premium or increase. After the Closing Date, the Parent and the Surviving Corporation shall not take any action to cause such Tail Policy to be canceled or terminated, except as a result of non-payment of any premiums due.
(c)    The provisions of this Section 5.14 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Parties (or their heirs, personal representatives, successors or assigns). The Surviving Corporation shall, and the Parent shall cause the Surviving Corporation or its successors to, pay all costs and expenses (including reasonable attorneys’ fees) incurred by any Company Indemnified Party (or his or her heirs, personal representatives, successors or assigns) in any legal action brought by such person that is successful to enforce the obligations of the Parent, the Surviving Corporation or its successors under this Section 5.14. The obligations of the Parent, the Surviving Corporation and its successors under this Section 5.14 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Company Indemnified Party (or his or her heirs, personal representatives, successors or assigns) without the prior written consent of such Company Indemnified Party (or his or her heirs, personal representatives, successors or assigns, as applicable).
Section 5.15    Israeli Filings.
(a)    Tax Ruling. Prior to the execution of this Agreement, the Company shall file, or shall have filed, with the Israel Tax Authority in full coordination with the Parent and Parent’s Israeli counsel (including, Parent shall have or shall have had an opportunity to review any such documents prior to their being filed with the Israel Tax Authority and shall provide all reasonable cooperation to the Company in relation thereto), in a form acceptable to Parent, an application for a tax ruling that provides, in effect, inter alia, that: (i) the treatment of 102 Options subject to the provisions of Section 102(b)(2) or Section 102(c) of the Israeli Tax Ordinance that are Closing Options, the treatment of 102 Options that are Unvested Options, and the delivery to the 102 Trustee, with respect to 102 Shares held by the 102 Trustee, of consideration, in each case prior to the lapse of the 102 Trust Period, will not be treated as a breach of the provisions of Section 102 of the Israeli Tax Ordinance, provided that the applicable consideration paid to holders of (A) 102 Options or (B) 102 Shares is deposited for the duration of the 102 Trust Period, if applicable, with the 102 Trustee and that such consideration shall be considered under Section 102 of the Israeli Tax Ordinance to be income subject to the “capital gains route,” except for 102 Options without trustee and 102 Options which have been granted within 90 days prior to the date of this Agreement; (ii) Parent and anyone acting on its behalf, including the Paying and Exchange Agent, shall be exempt from withholding Tax in relation to any payments or consideration transferred to the 102 Trustee in relation to 102 Shares or 102 Options subject to Section 102(b)(2) or Section 102(c) of the Israeli Tax

Ordinance; and (iii) the Escrow Fund distributions in respect of 102 Shares subject to Section 102(b)(2) and Options subject to Section 102(b)(2) or Section 102(c) of the Israeli Tax Ordinance shall not be subject to Israeli Tax until actually received by the applicable securityholder (together with the Interim Options Tax Ruling, the “Israeli 102 Tax Ruling”). Prior to the execution of this Agreement, the Company shall file, or shall have filed, with the Israel Tax Authority in full coordination with the Parent and Parent’s Israeli counsel (including, Parent shall have or shall have had an opportunity to review any such documents prior to their being filed with the Israel Tax Authority and shall provide all reasonable cooperation to the Company in relation thereto), in a form acceptable to Parent, an application for a tax ruling that the assumption and transfer of all severance/pension/management funds of the Israeli Subsidiary to a subsidiary of the Parent will not result in a tax event (the “Israeli Funds Ruling”).
(b)    Interim Tax Ruling. If the Israeli 102 Tax Ruling is not granted prior to the Closing, the Company shall seek to receive prior to the Closing an interim tax ruling confirming among others that Parent and anyone acting on its behalf (including the Paying and Exchange Agent and the Escrow Agent) shall be exempt from Israeli withholding Tax in relation to any payments made with respect to 102 Options (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Interim Options Tax Ruling”).
(d)    Cooperation. The parties will cause their respective Israeli counsel, advisors and accountants to coordinate and cooperate and provide all information required with respect to the Company’s preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli 102 Tax Ruling, the Israeli Funds Ruling or the Interim Options Tax Ruling, as applicable. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to obtain the Interim Options Tax Ruling, Israeli Funds Ruling and the Israeli 102 Tax Ruling as promptly as practicable; provided, however, that if none of such rulings is obtained for any reason whatsoever by the Closing Date, the Closing shall not be delayed or postponed unless instructed otherwise by Parent. For the avoidance of doubt it is clarified that the language of the Israeli 102 Tax Ruling, the Israeli Funds Ruling and, if applicable, the Interim Options Tax Ruling shall be subject to the prior written approval of Parent or its counsel. Should Parent’s counsel not attend any meeting with the ITA, the counsel of Company shall provide Parent and its counsel with an update of such meeting or discussion within two Business Days of such meeting or discussion.
Section 5.17    Notice to Warrantholder. Immediately following the execution and delivery of this Agreement, the Company shall provide the Warrantholder with written notice of this Agreement and the transactions contemplated hereby, in accordance with the terms of the Warrant.

ARTICLE VI
TAX MATTERS
Section 6.1    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other charges and fees (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be paid one-half by the Holders, on the one hand, and one-half by the Parent, on the other hand, when due, and all necessary Returns and other documentation with respect to all such Transfer Taxes shall be prepared and filed by the party required by law to file such Returns. Each party shall provide the other party with copies of all Returns and other documentation for Transfer Taxes and evidence that such Transfer Taxes have been paid. The parties hereto shall cooperate in connection with the filing of any such Returns for Transfer Taxes including joining in the execution of such Returns.
Section 6.2    Tax Returns. The Parent shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Company that are filed after the Closing Date. To the extent an indemnification obligation would otherwise arise for any Holder, Optionholder, or Warrantholder pursuant to this Agreement with respect to any Taxes due on any such Tax Return (either as a Tax liability or as a Closing Cash or Closing Indebtedness adjustment), the Parent shall prepare or cause to be prepared any such Return related to a Pre-Closing Tax Period or Straddle Period, in good faith and in a manner consistent with the Company’s past practice, except as otherwise required by Law.
Section 6.3    Allocation of Certain Responsibilities. Notwithstanding anything to the contrary in this Agreement, (i) the Holders, Optionholders and Warrantholder shall bear no liability for any Losses arising from any Taxes (or the non-payment thereof) of the Company or its Subsidiaries arising from any transaction occurring on the Closing Date but after the Closing and outside the ordinary course of the Company's and its Subsidiaries' business, and (ii) the Parent shall indemnify and hold harmless the Holders, Optionholders and Warrantholder with respect to any adverse consequences (including under this Agreement) resulting from an election under Section 338 of the Code, or any similar provision of state, local or foreign Tax law, in connection with the Merger.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1    General Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):
(a)    No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.
(b)    Approval of Holders. The Company Holder Approval shall have been validly obtained under Delaware Law, California Law and the Constituent Documents.
(c)    Litigation. There shall not be pending or threatened any Action by any Governmental Authority that would, if adversely determined, enjoin, restrain, condition, make illegal or otherwise prohibit the consummation of the transactions contemplated by this Agreement.
Section 7.2    Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:
(a)    Representations, Warranties and Covenants. The representations and warranties of the Parent and Merger Sub contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date. The Parent and Merger Sub shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing. The Company shall have received from each of the Parent and Merger Sub a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer of each of the Parent and Merger Sub.
(b)    Ancillary Agreements. The Company shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Company.
Section 7.3    Conditions to Obligations of the Parent and Merger Sub. The obligations of the Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Parent in its sole discretion:
(a)    Representations, Warranties and Covenants. (i) The representations and warranties of the Company contained in Section 3.1(a), Section 3.1(c), Section 3.2 and Section 3.4(a)-(c), Section 3.9 and Section 3.14(f)(ii) hereof shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date (except for such representations and warranties that are qualified by their terms by materiality, which representations and warranties as qualified shall be true and correct in all respects), and (ii) each other representation and warranty of the Company contained in this Agreement, the Disclosure Schedule (with respect to descriptive disclosures, but not listing disclosures or the representations or warranties in the underlying referenced Contracts) or the certificate delivered pursuant to the last sentence of this Section 7.3(a) shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the circumstances causing the failure of such representations or warranties to be true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (disregarding all qualifications and exceptions contained therein related to materiality or Material Adverse Effect). The Company shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to which the Company is a party to be performed or complied with by it prior to or at the Closing. The Parent shall have received from the Company a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.
(b)    Ancillary Agreements. The Parent shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Parent or Merger Sub.
(c)    Resignations. The Parent shall have received letters of resignation from the directors and officers of the Company and each of its Subsidiaries.
(d)    Debt Payoff Letters. The Company shall have delivered to the Parent a payoff letter duly executed by each holder of Funded Indebtedness (including, with respect to personal credit cards, the holders of such cards), each in form and substance reasonably acceptable to the Parent, in which the payee shall agree that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of the Company and its Subsidiaries (and as of the Effective Time, the Surviving Corporation) arising under the applicable Funded Indebtedness shall be repaid, discharged and extinguished in full; (ii) all Encumbrances in connection therewith shall be released; and (iii) the payee shall take all actions reasonably requested by Parent to, or shall expressly authorize the Company or Parent to, evidence and record such discharge and release as promptly as practicable (each such payoff letter, a “Debt Payoff Letter”).
(e)    Third Party Expense Statements and Releases. With respect to any Transaction Expenses which will not have been paid in full on or prior to the Closing Date, at least two Business Days prior to the Closing Date, the Company shall submit to the Parent reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices from duly executed by such payee acknowledging the invoiced amounts as full and final payment for all services rendered to the Company or its Subsidiaries (and as of the Effective Time, the Surviving Corporation) and that all obligations of the Company or its Subsidiaries (and as of the Effective Time, the Surviving Corporation) to such payee to date that constitute Transaction Expenses shall be repaid, discharged and extinguished in full (the “Transaction Expenses Payoff Instructions”).
(f)    Maximum Dissenting Shares. Not more than 5% of the Shares outstanding immediately prior to the Effective Time shall be Dissenting Shares.
(g)    Tax Certificate. The Company shall have delivered to the Parent a certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which certificate complies with the requirements of Section 1445 of the Code.
(h)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.
(i)    Employee/Consultant Arrangements. Each of the Employment Documents for the Key Individuals listed on Schedule 1.3(a)(i) and Schedules 1.3(b)(i) and 1.3(b)(ii) shall not have been revoked and will become effective as of the Effective Time. The Consulting Document for the Key Individual listed on Schedule 1.3(a)(ii) will become effective as of the Effective Time. Nothing in this Agreement, whether express or implied, shall be construed to create any third-party beneficiary rights in any present or former employee, service provider, independent contractor or consultant of the Company or any such Person’s alternate payees, dependents or beneficiaries, whether in respect of continued service or resumed service, compensation, benefits or otherwise.
(j)    Corporate Records. The Parent shall have received a certificate of the Secretary of the Company dated as of the Closing Date, in form and substance reasonably satisfactory to the Parent as to (i) the Constituent Documents and the Company being in good standing (including attaching the Constituent Documents and certificates of good standing dated not more than 10 Business Days prior to the Closing issued by the Secretary of State of the State of Delaware and by each state in which the Company is qualified to do business as a foreign corporation); (ii) the attached resolutions adopted by the Board of Directors of the Company adopting this Agreement and approving the transactions contemplated hereby, including the Merger; and (iii) the incumbency and signatures of the officers of the Company executing this Agreement, the Ancillary Agreements to which the Company is a party and the other agreements, documents and instruments executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby.
(k)    280G. The Parent shall have received evidence, reasonably satisfactory to the Parent, that (i) all “disqualified individuals” (as such term is defined in the Treasury Regulations promulgated under Section 280G of the Code) have waived their rights to Potential 280G Benefits which exceed 2.99 times such disqualified individual’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder absent approval of such benefits by the requisite Holders pursuant to Section 280G of the Code and the regulations thereunder and (ii) the Holders (A) have approved by the requisite vote such Potential 280G Benefits or (B) have voted upon such Potential 280G Benefits and the requisite vote was not obtained with respect to the Potential 280G Benefits and that the “disqualified individuals” shall have forfeited any and all such Potential 280G Benefits which exceed 2.99 times such disqualified individual’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder.
(l)    Termination of Investors’ Rights Agreement. The Parent shall have received evidence of the termination of the Rights Agreement.
(m)    Termination of Option Plan. Unless otherwise requested by the Parent no later than five (5) Business Days prior to the Closing, the Parent shall have received evidence, reasonably satisfactory to the Parent, of the termination of the Option Plan effective as of the Effective Time pursuant to resolutions duly adopted by the Board of Directors of the Company.
(n)    Termination of Certain Agreements. The Parent shall have received evidence, reasonably satisfactory to the Parent, of the termination of all advisor and consulting agreements with the Persons set forth on Schedule 5.9(b) of the Disclosure Schedules without any further liability or obligation of the Company, the Surviving Corporation, the Parent or any of their respective Subsidiaries or Affiliates.
ARTICLE VIII
INDEMNIFICATION
Section 8.1    Survival of Representations and Warranties. The representations and warranties of the Company, the Parent and Merger Sub contained in this Agreement (in the case of the Company, as qualified by the Disclosure Schedules, and in the case of the Parent and Merger Sub, as qualified by any disclosure schedule to Article IV), the certificate delivered pursuant to the last sentence of Section 7.3(a) or the certificate delivered pursuant to the last sentence of Section 7.2(a) shall survive the Closing and expire on the fifteen (15) month anniversary of the Closing Date; provided, however, that, the representations and warranties set forth in Sections 3.1(a), 3.1(c) and 4.1 (relating to organization), Sections 3.2 and 4.2 (relating to authority), Section 3.4(a)-(c) (relating to capitalization), Section 3.15 (relating to taxes), Section 3.20 (relating to brokers fees) and Section 4.6 (relating to no other representations) (Sections 3.1(a), 3.1(c), 3.2, 3.4(a)-(c), 3.15, 3.20, 4.1, 4.2 and 4.6 are collectively referred to herein as the “Fundamental Representations”), and any such representation in case of Fraudulent breach of such representation (as to a claim for such Fraudulent breach only), shall survive until the date that is 30 days after the expiration of the applicable statute of limitations with respect to such matter. No party shall have any liability whatsoever with respect to any such representations and warranties unless a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim only until such claim has been finally resolved. Any claim for indemnification pursuant to Section 8.2(a)(ii) (other than with respect to any covenant or agreement that by its terms requires performance after the fifteen (15) month anniversary of the Closing Date) or 8.2(a)(iii),8.2(a)(v) (subject to Schedule 8.2(a)(v)(B)) or Section 8.3(b), as applicable, must be made hereunder prior to the fifteen (15) month anniversary of the Closing Date, in which case such claim shall survive until it has been finally resolved.
Section 8.2    Indemnification by the Holders, Optionholders and Warrantholder.
(a)    The Holders, Optionholders and Warrantholder (the “Company Indemnifying Parties”), severally but not jointly (according to their respective Escrow Pro Rata Percentages), shall, in accordance with the terms and subject to the conditions of this Agreement, defend, indemnify and hold harmless the Parent, Merger Sub, the Surviving Corporation and their Affiliates, and the respective Representatives, successors and assigns of each of the foregoing, from and against any and all losses, damages, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other reasonable out-of-pocket expenses incurred in investigating, preparing or defending the foregoing to the extent such fees, costs and expenses are incurred in connection with an indemnifiable Loss) (hereinafter collectively, “Losses”) incurred, sustained or suffered by any of the foregoing as a result of or arising out of or relating to:
(i)    any breach of any representation or warranty made by the Company contained in this Agreement (though subject to the qualifications contained in the Disclosure Schedule) or the certificate delivered pursuant to the last sentence of Section 7.3(a);
(ii)    any breach of any covenant or agreement by Company contained in this Agreement or any certificate delivered pursuant hereto;
(iii)    any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares;
(iv)    any unpaid Transaction Expenses or Funded Indebtedness charged to the Parent, Merger Sub or the Surviving Corporation, the Company or any of their Affiliates that shall have not been reflected in the Final Closing Statement;
(v)    the matters set forth on Schedule 8.2(a)(v)(A); or
(vi)    any Fraudulent breach by the Company of any representation or warranty described in clause (a) above.

(b)    Each Company Indemnifying Party, severally, and not jointly, shall save, defend, indemnify and hold harmless the Parent, Merger Sub, the Surviving Corporation and their Affiliates, and the respective Representatives, successors and assigns of each of the foregoing from and against any Losses, incurred, sustained or suffered by any of the foregoing as a result of or arising out of or relating to any breach of any covenant or agreement by such Company Indemnifying Party contained in any Ancillary Agreement or any schedule, certificate or document delivered hereto.
Section 8.3    Indemnification by the Parent. The Parent shall save, defend, indemnify and hold harmless the Holders and their Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against any and all Losses, incurred, sustained or suffered by any of the foregoing as a result of or arising out of or relating to:
(a)    any breach of any representation or warranty made by the Parent or Merger Sub contained in this Agreement (as qualified by any disclosure schedule to Article IV) or the certificate delivered pursuant to the last sentence of Section 7.2(a); and
(b)    any breach of any covenant or agreement by the Parent or Merger Sub contained in this Agreement or any certificate delivered pursuant hereto.
Section 8.4    Procedures.
(a)    In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or relating to or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Securityholder Representative, on behalf of the Holders, Optionholders and Warrantholder, or to the Parent, as applicable (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of written notice of the Third Party Claim and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.
(b)    If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim that is exclusively for civil monetary damages at law pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief or any claim that would impose criminal liability or damages, and the Indemnified Party shall have the right to defend any such Third Party Claim at the expense of the Indemnifying Party if and to the extent such Third Party Claim gives rise to indemnifiable Losses. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim and, in any such case, shall (x) keep the Securityholder Representative informed of all material developments relating to such Third Party Claim and (y) promptly provide to the Securityholder Representative copies of all pleadings, notices and communications with respect to such Third Party Claim to the extent that receipt of such documents does not waive any privilege. Notwithstanding anything to the contrary in this Agreement, in the event that the defense of any Third Party Claim is conducted by the Indemnified Party in accordance with this Section 8.4(b), the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement or compromise of such Third Party Claim without the prior written consent of the Securityholder Representative (it being understood and agreed that the Securityholder Representative may withhold consent to any requested settlement if the Securityholder Representative believes in good faith that there is not any underlying basis for indemnification under Section 8.2 with respect to such settlement and absent such consent, the mere existence of such Third Party Claim shall not be deemed indicative of the existence or amount of indemnifiable Losses relating to such Third Party Claim). If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be fully indemnified hereunder.
(c)    Subject to the limitations set forth herein, the indemnification required hereunder in respect of a Third Party Claim shall be made by prompt payment by the Escrow Agent (to the extent of any amounts then held in the Escrow Fund, if applicable) or the Indemnifying Party (to the extent of any amounts not then held in the Escrow Fund, if applicable) of the amount of actual Losses in connection therewith only to the extent such Losses have been determined to be indemnifiable Losses hereunder pursuant to the terms hereof, including that any dispute regarding such characterization has been resolved according to Section 10.10.
(d)    The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.
(e)    In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver written notice of such claim with reasonable promptness upon becoming aware of such claim to the Indemnifying Party. The failure to provide such written notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII, except in each case to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such written notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.
Section 8.5    Limits on Indemnification.
(a)    Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a)(i) or Section 8.3(a) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party pursuant to Section 8.2(a)(i) or Section 8.3(a) equals or exceeds $450,000 (the “Deductible”), in which case an Indemnifying Party shall be liable only for the Losses in excess of such amount; provided, that no Losses may be claimed by any Indemnified Party or may be included in calculating the aggregate Losses for the purpose of this clause (i) other than Losses in excess of $15,000, (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered from a Company Indemnifying Party arising out of or relating to the matters set forth in Section 2.13 and Section 8.2 shall be such Company Indemnifying Party’s pro rata portion of the Escrow Amount based on its Escrow Pro Rata Percentage (which shall constitute the sole and exclusive remedy for such matters); provided that, notwithstanding the foregoing, the maximum aggregate amount of indemnifiable Losses which may be recovered from a Company Indemnifying Party arising out of or relating to the matters set forth in Section 8.2(a)(v) shall be such Company Indemnifying Party’s pro rata portion of $1,000,000 based on its Escrow Pro Rata Percentage, (iii) the maximum aggregate amount of indemnifiable Losses which may be recovered from Parent arising out of or relating to the matters set forth in Section 2.13 and Section 8.3(a) shall be the Escrow Amount; and (iv) the Holders, Optionholders and Warrantholder shall not be obligated to indemnify the Parent or any other Person with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was taken into account in calculating the Net Adjustment Amount; provided, further that the foregoing clauses (i) and (ii) shall not apply to (A) Losses arising out of or relating to the breach of any Fundamental Representation, (B) Losses arising out of or relating to any intentional breach of any covenant or agreement by the Company or the Parent, as applicable, contained in this Agreement, (C) Losses arising out of or relating to any intentional breach of any covenant or agreement in any Ancillary Agreement or any schedule, certificate or document delivered hereto, (D) unpaid Transaction Expenses charged to the Parent, Merger Sub, the Surviving Corporation, the Company or any of their Affiliates that shall not have been reflected in the Final Closing Statement or (E) Losses arising out of or relating to the Fraudulent breach of any representation or warranty described in Section 8.2(a)(i) (clauses (A) – (E), the “Fundamental Claims”). The maximum aggregate amount of indemnifiable Losses which may be recovered from any Holder, Optionholder or Warrantholder arising out of or relating to the Fundamental Claims shall be the portion of the Merger Consideration actually paid to such Person; provided, that in respect of Losses arising out of or relating to the Fraudulent breach of any representation or warranty described in Section 8.2(a)(i), the maximum aggregate amount of indemnifiable Losses which may be recovered from any Holder, Optionholder or Warrantholder may exceed the portion of the Merger Consideration actually paid to such Person if such Person committed such Fraudulent breach. No Indemnified Party may make a claim after the fifteen month anniversary of the Closing Date for indemnification under Section 8.2(a)(i) or Section 8.3(a), as the case may be, for breach by the Indemnifying Party of a particular representation or warranty, except with respect to a claim based on a Fundamental Representation or Fraudulent breach of any representation or warranty described in Section 8.2(a)(i) or Section 8.3(a), for which no Indemnified Party may make a claim after the date that is 30 days after the expiration of the applicable statute of limitations with respect to such matter.
(b)    Following the Closing and except as provided in Section 2.13, (i) Article VIII shall constitute the sole and exclusive remedy for recovery of Losses by the Indemnified Parties entitled to indemnification pursuant to Section 8.2 (each, a “Parent Indemnified Party”) and for all other claims, indemnifiable matters or other breaches under this Agreement (which means, for example, that the survival periods and liability limits set forth in this Article VIII shall control notwithstanding any statutory or common law provisions or principles to the contrary) and (ii) all applicable statutes of limitations or other claims periods with respect to claims for Losses shall be shortened to the applicable claims periods and survival periods set forth herein and (iii) the Parent Indemnified Parties irrevocably waive any and all rights they may have to make claims against any

Indemnifying Party under statutory and common Law as a result of any Losses and any and all other damages incurred by the Parent Indemnified Parties with respect to this Agreement whether or not in excess of the maximum amounts permitted to be recovered pursuant to this Article VIII.
(c)    Notwithstanding anything herein to the contrary, for purposes of calculating or determining the amount of Losses indemnifiable under Section 8.2: (i) there shall be deducted from any Losses an amount equal to the amount of any proceeds actually received by any Parent Indemnified Party from any third-party insurer or from any other third parties in connection with such Losses (net of any increased premiums as a result of paying such insurance claims); provided, however, that in the event any Parent Indemnified Party first recovers from the Escrow Amount or an Indemnifying Party for any Losses and thereafter recovers for the same Losses from any third-party insurer or from any other third parties in connection with such Losses, then the amount recovered from such third-party insurer or other third party (up to the amount first recovered from the Escrow Amount or the Indemnifying Party) shall be deposited in the Escrow Fund or paid to the applicable Indemnifying Party, as applicable, by Parent promptly upon receipt of such amount by Parent; provided, further, that no Parent Indemnified Party shall have any obligation to use more than commercially reasonable efforts to claim, seek or otherwise obtain any such insurance, indemnity, contribution or reimbursement proceeds to which it may be entitled and in no event shall be required to commence any Action to claim, seek or otherwise obtain such proceeds; (ii) no Parent Indemnified Party shall be entitled to double recovery for any adjustments to consideration provided for hereunder or for any indemnifiable Losses even though such Losses, or any other adjustment, may have resulted from the breach of more than one of the representations, warranties and covenants, or any other indemnity, in this Agreement; (iii) if and solely to the extent that an amount of Losses in connection with an indemnifiable matter was already taken into account in connection with calculation of the Closing Cash, Closing Indebtedness or Closing Transaction Expenses, the same amount of such Losses may not be recovered under this Article VIII; and (iv) notwithstanding anything to the contrary herein, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses) incurred in investigating, preparing or defending any applicable Third Party Claim shall constitute indemnifiable Losses if and solely to the extent that such Third Party Claim gives rise to indemnifiable Losses; provided, that the entrance into any settlement of a Third Party Claim shall give rise to such costs and expenses constituting indemnifiable Losses if the Securityholder Representative provides its prior written consent to such settlement pursuant to Section 8.4(b).
(d)    Notwithstanding anything herein to the contrary, Losses shall include only actual losses and out-of-pocket expenses incurred, and shall not include any other Losses, such as (i) punitive or special damages of any kind (except to the extent that such damages are actually awarded to a third party in connection with a Third Party Claim), (ii) incidental or consequential damages of any kind (except to the extent that such damages are actually awarded to a third party in connection with a Third Party Claim or were otherwise reasonably foreseeable under Delaware law) or (iii) reductions or diminutions in value or lost opportunities.
(e)    In determining whether there has been a breach of any representation, warranty or covenant, and, if applicable, the amount of any Losses in respect of such breach, any materiality or Material Adverse Effect standard or qualification contained in such representation or warranty shall be disregarded (other than in instances where the context dictates otherwise (e.g., the operation of this sentence shall not turn references to “Material Contract” to “Contract”)).
(f)    In determining the amount of any Losses in respect of a breach of any representation, warranty or covenant (but not for purposes of determining if a breach has occurred), any materiality or Material Adverse Effect standard or qualification contained in such representation or warranty shall be disregarded (other than in instances where the context dictates otherwise (e.g., the operation of this sentence shall not turn references to “Material Contract” to “Contract”)).
(g)    Any claim for indemnification under Section 8.2, and any offer to compromise or settle such claim, must be made on a pro rata basis to all Company Indemnifying Parties (based on their respective Escrow Pro Rata Percentages).
(h)    Notwithstanding anything herein to the contrary, the Company is not guaranteeing and no Holder, Optionholder or Warrantholder shall be held liable for Parent’s use of, or inability to use, net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or any of its Subsidiaries.
(i)    Notwithstanding anything herein to the contrary, the limitations set forth in this Section 8.5 shall not, in any way, limit the liability of any Indemnifying Party for Losses arising out of or relating to Fraud by the Indemnifying Party that committed or is charged with having committed such Fraud.
Section 8.6    Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, the Parent expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to or knowledge of the Parent in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.
Section 8.7    Escrow Fund.
(a)    The Parent hereby agrees that it shall seek a remedy from the Escrow Fund, to the extent of the amount then held in the Escrow Fund, with respect to any and all indemnification claims asserted hereunder before seeking to recover any Losses directly from the Holders, Optionholders or Warrantholder.

(b)    Upon the termination of the Escrow Fund and the Expense Fund pursuant to the terms of the Escrow Agreement, the Escrow Agent shall promptly (and in any event within five (5) Business Days) pay (i) ninety five percent (95%) of the amount remaining in the Escrow Fund and/or the Expense Fund, as applicable, to the Holders (other than holders of any Dissenting Shares), Optionholders and Warrantholder, as instructed by the Securityholder Representative, and (ii) five percent (5%) of the amount remaining in the Escrow Fund and/or the Expense Fund, as applicable, to the Specified Employee pursuant to the Specified Employee Services Agreement (the “Specified Employee Release Amounts”) . Payment of the amount described in clause (i) of the foregoing sentence to Holders, Optionholders and Warrantholder shall be made pro rata in accordance with their respective Escrow Pro Rata Percentages (rounded to the nearest cent).
Section 8.8    Treatment of Indemnity Payments. Any indemnity payment under this Agreement shall be treated as an adjustment to the Merger Consideration for Tax purposes to the extent permitted by applicable Law.
ARTICLE IX
TERMINATION
Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of the Parent and the Company;
(b)    (i) by the Company, if the Parent or Merger Sub breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 15 Business Days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Company or (ii) by the Parent, if the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 15 Business Days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Parent;
(c)    by either the Company or the Parent if the Merger shall not have been consummated by June 30, 2014; provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Merger to be consummated on or prior to such date;
(d)    by either the Company or the Parent in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;
(e)    by the Parent if Written Consents sufficient to obtain the Company Holder Approval are not delivered to the Parent within 48 hours of the execution and delivery of this Agreement; or
(f)    by the Company, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to June 30, 2014 or by the Parent, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to June 30, 2014; provided that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date.
The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.
Section 9.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Section 3.20 relating to broker’s fees and finder’s fees, Section 5.10 relating to confidentiality, Section 5.13 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.5 relating to notices, Section 10.8 relating to third-party beneficiaries, Section 10.9 relating to governing law, Section 10.10 relating to submission to jurisdiction and this Section 9.2, and (b) that nothing herein shall relieve either party from liability for any willful and material breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.
ARTICLE X
GENERAL PROVISIONS
Section 10.1    Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that if the transactions contemplated hereby are consummated, Transaction Expenses shall be borne and paid as provided in this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.
Section 10.2    Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Closing Date (notwithstanding any stockholder approval); provided, however, that after approval of the transactions contemplated hereby by the Holders of the Company, no amendment shall be made which pursuant to applicable Law requires further approval by such Holders without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
Section 10.3    Extension. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the parties. Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
Section 10.4    Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
Section 10.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e‑mail or otherwise or (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i) if to the Parent, Merger Sub or the Surviving Corporation, to:
AOL Inc.
22000 AOL Way
Dulles, Virginia 20166
Attention: Deputy General Counsel
Facsimile: (703) 265-3992

with a copy (which shall not constitute notice) to:

AOL Inc.
770 Broadway
New York, New York 10003
Attention: Chief Financial Officer
Facsimile: (917) 606-4773
with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Barbara L. Becker
E-mail: BBecker@gibsondunn.com
(ii) if to the Company prior to the Effective Time, to:

Convertro, Inc.
301 Arizona Avenue, Suite 400
Santa Monica, California 90401
Attention: Jeffrey Zwelling
Facsimile: (413) 541-2665
with a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
Attention: Kris Withrow
Gaurav Sud
E-mail: KWithrow@fenwick.com
GSud@fenwick.com
(iii) if to the Securityholder Representative, to:
Fortis Advisors LLC
Attention: Notice Department
Facsimile: (858) 408-1843
E-mail: notices@fortisrep.com
with a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
Attention: Kris Withrow
Gaurav Sud
E-mail: KWithrow@fenwick.com
GSud@fenwick.com

Section 10.6    Interpretation. When a reference is made in this Agreement to a Section, Article, Annex, Exhibit or Schedule such reference shall be to a Section, Article, Annex, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Any agreement, instrument or Law defined herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, except as otherwise provided herein.
Section 10.7    Entire Agreement. This Agreement (including the Exhibits, Annexes and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
Section 10.8    No Third-Party Beneficiaries. Except as provided in Section 5.14 or Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
Section 10.9    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 10.10    Submission to Jurisdiction. Each of the parties irrevocably agrees that any Action arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any state or federal court sitting in the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 10.11    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the Parent (in the case of an assignment by the Company) or the Company (in the case of an assignment by the Parent or Merger Sub), and any such assignment without such prior written consent shall be null and void; provided, however that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 10.12    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
Section 10.13    Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.
Section 10.14    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 10.15    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.16    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
Section 10.17    Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
Section 10.18    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
Section 10.19    No Presumption Against Drafting Party. Each of the Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.20    Attorney-Client Privilege. The Parent, Merger Sub and the Company \agree that, as to all communications among Fenwick & West LLP and the Securityholder Representative and the Company Indemnifying Parties and their respective Affiliates (individually and collectively, the “Seller Group”) that relate exclusively to the negotiation of this Agreement, the attorney-client privilege and the exception of client confidence belongs solely to the Seller Group and may be controlled only by the Seller Group and shall not pass to or be claimed by the Parent, Merger Sub and the Company. This right to the attorney-client privilege shall exist even if such communications may exist on the Company’s computer system or in documents in the Company’s possession.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
AOL INC.

By: /s/ Karen Dykstra__________________
Name: Karen Dykstra
Title: Chief Financial and
Administrative Officer

CLARITY ACQUISITION CORPORATION

By: /s/ Matt Kelpy____________________
Name: Matt Kelpy
Title: Vice President, Controller and
Treasurer
CONVERTRO, INC.

By: /s/ Jeff Zwelling__________________
Name: Jeff Zwelling
Title: Chief Executive Officer
FORTIS ADVISORS LLC, in its capacity as the Securityholder Representative

By: /s/ Ryan Simkin__________________
Name: Ryan Simkin
Title: Managing Director

[SIGNATURE PAGE TO MERGER AGREEMENT]